FINAL EXECUTION VERSION

Exhibit 10.28

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

This Amended and Restated Collaboration and License Agreement (the “Agreement”), is entered into by and between OSI PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (“OSI”), and AVEO PHARMACEUTICALS, INC., a corporation organized and existing under the laws of Delaware (“AVEO”) effective as of the last date on which it has been executed by duly authorized officers of both Parties (the “Restatement Effective Date”).

INTRODUCTION

WHEREAS, AVEO has developed proprietary in vivo models and related proprietary bioinformatics tools useful in oncology and other disease target discovery, target validation and biomarker research;

WHEREAS, OSI has developed small-molecule drug discovery, development and commercialization capabilities and know-how;

WHEREAS, OSI has developed proprietary data, know-how and expertise related to the process known as Epithelial-Mesenchymal Transition (“EMT”) and the process known as Mesenchymal-Epithelial Transition (“MET”), processes of emerging significance in human tumor development and disease progression, and is applying this expertise to the development of novel agents, and combinations of novel agents, for the treatment of cancer and other diseases;

WHEREAS OSI wishes to identify and validate genes and targets of importance to cancer and other diseases, with a particular focus on those genes and targets involved in EMT or EMT/MET processes, and access to in vivo models and biomarker technology in order to expedite drug discovery and development against these targets;

WHEREAS, AVEO and OSI entered into a Collaboration and License Agreement dated as of September 28, 2007, as amended on August 12, 2008 and as further amended on May 11, 2009 (the “Original Agreement”), which, among other things, focused on the identification and validation of target genes implicated in cancer and other diseases and supported compound screening, biomarker discovery and translational research related to OSI’s discovery and development compounds and related to EMT and EMT/MET processes and other factors in cancer and other disease development and progression; and

WHEREAS, effective as of the Restatement Effective Date, AVEO and OSI wish, in the manner set forth in this Agreement, to (i) expand the Research Program (as defined below), (ii) provide OSI with continued rights to certain AVEO technology after the termination of the Research Program, and (iii) amend and restate certain other provisions of the Original Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to amend and restate the Original Agreement in its entirety, AVEO and OSI agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Act”. Act means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time-to-time.

1.2 “Affiliate”. Affiliate means with respect to a Party, any person or entity that directly or indirectly controls, is controlled by, or is under common control with such Party. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise. For purposes of this definition, “control” shall be presumed to exist if one of the following conditions are met: (a) in the case of corporate entities, direct or indirect ownership of more than [**] percent ([**]%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than [**] percent ([**]%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.3 “Additional Antibody Targets”. Additional Antibody Targets means up to [**] additional Antibody Targets which may be mutually agreed upon by the Parties after the Restatement Effective Date and prior to the termination or expiration of the Research Program Term.

1.4 “Additional Tumor Model Translational Research Intellectual Property”. Additional Tumor Model Translational Research Intellectual Property means the Additional Tumor Model Translational Research Know-How and the Additional Tumor Model Translational Research Patent Rights.

1.5 “Additional Tumor Model Translational Research Know-How”. Additional Tumor Model Translational Research Know-How means Know-How developed through the use of the Additional Tumor Models during the Research Program Term: (a) related to biomarkers and their role in signaling and signaling pathways, cell–to–cell adhesion, cell migration, metastasis, cellular morphology, markers of epithelial-like cells, markers of mesenchymal-like cells, transcriptional reprogramming events, and survival of mesenchymal-like cells; (b) related to proteins, nucleic acids, carbohydrates or metabolites linked to a selected target and targeted pathways or processes linking the target to EMT and MET events; (c) related to biomarkers leading to the diagnosis, treatment, development or progression of cancer; (d) comprising data useful in selecting patient populations for diagnosis or treatment with a particular compound; (e) related to the selection of indications for treatment with a particular compound; (f) comprising data useful in evaluating and addressing drug response and resistance; (g) comprising data useful in determining the suitability of a drug combination for a patient; or (h) comprising data on a method of use of an Antibody or Non-Antibody Compound.

1.6 “Additional Tumor Model Translational Research Patent Rights”. Additional Tumor Model Translational Research Patent Rights means Patent Rights that claim Additional Tumor Model Translational Research Know-How.

1.7 “Antibody”. Antibody means (a) an antibody or antibody-related polypeptide including Fab, F(ab’)2, Fab’, Fv, and single chain antibodies (scFv) containing a V[L] and/or V[H] domain joined by a peptide linker, where the scFv is covalently or noncovalently linked to form antibodies having two or more binding sites; or (b) other peptides which bind to the Antibody Target (as hereinafter defined in this Section 1.7) for example by having a binding domain (protein ligand of the target, extracellular domain of a receptor, or a domain created by selection from random sequences such as by phage display) that may be genetically fused or chemically conjugated to a protein scaffold (e.g., Adnectin) or a stabilizing protein (such as the Fc domain of an antibody) or to other macromolecules (e.g., polyethelyene glycol) for delivery purposes or to increase the valency of the biological; or (c) aptamers or other nucleic acid based polymers selected to bind tightly to the Antibody Target, said aptamers may be chemically modified to improve stability and/or may be coupled to other macromolecules to enhance in vivo delivery as in (b) above; or (d) any other macromolecule having a molecular weight greater than 10,000 daltons that behaves similarly to an antibody. For clarity, (x) molecules including siRNA which act inside the cell to modulate gene expression of specified targets are not considered Antibodies for purposes of this Agreement, and (y) molecules including an Antibody linked to a Non-Antibody Compound are not considered Antibodies for purposes of this Agreement, except where such Non-Antibody Compound is a radioisotope or toxin conjugate (e.g., ricin or DM1). As used in this Section 1.7, “Antibody Target” means an extracellular drug target that can be inhibited or activated through the use of an appropriate “biologic” that acts via direct binding to the “antibody target” or the ligand of such target. For purposes of clarity, the use of “Antibody Target” in this definition in no way precludes Antibody Targets from being Candidate Targets, Nominated Targets or Collaboration Targets under this Agreement.

1.8 “Antibody Product(s)”. Antibody Product means any preparation in final form, either for sale by prescription, over-the-counter or any other method or for administration to human patients in Clinical Trials, which preparation contains an Antibody, other than any preparation which contains a Collaboration Antibody.

1.9 “AVEO Bioinformatics Data”. AVEO Bioinformatics Data means the following microarray datasets and results populating the AVEO Bioinformatics Tools: (a) [**] as more specifically described in Schedule 1.9. AVEO Bioinformatics Data shall not include (i) any data in the public domain, (ii) any results or data generated solely by OSI through the use by OSI of the AVEO Bioinformatics Data, the AVEO Bioinformatics Tools or the Bioinformatics Tools Source Code, or (iii) any results or data generated by OSI’s permitted Sublicensees through the use of the AVEO Bioinformatics Data, which shall be owned by OSI.

1.10 “AVEO Bioinformatics Tools”. AVEO Bioinformatics Tools means the software tools and processes described in Schedule 1.10 to this Agreement.

1.11 “AVEO Existing Target”. AVEO Existing Target means any Target in the database of recurrent integration sites identified from AVEO’s moloney murine leukemia virus induced tumors (the “AVEO Genetic Screens”), including any Target identified in the AVEO Genetic Screens related to kinases, G-protein coupled receptors, phosphatases, peptidases, transmembrane receptors, ion channels, transporters, growth factors, cytokines, transporters, enzymes, ligand-dependent nuclear receptors, histone regulators and transcription and translation regulators. The AVEO Existing Targets were identified to OSI prior to the Original Effective Date. The AVEO Existing Targets exclude the Excluded Targets and the OSI Active Program Targets.

1.12 “AVEO Intellectual Property”. AVEO Intellectual Property means the AVEO Know-How and the AVEO Patent Rights.

1.13 “AVEO Know-How”. AVEO Know-How means Know-How other than Collaboration Know-How that is (a) Controlled by AVEO as of the Original Effective Date or during the Research Program Term, and (b) necessary or useful to conduct the Research Program or for OSI to research, develop, make and have made, use, offer for sale, sell or import a Product. Notwithstanding the foregoing, AVEO Know-How excludes any information and materials, including discoveries, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise that are necessary or useful in connection with or that claim or Cover any method, material, tool or technology conceived or used by or on behalf of AVEO for the discovery of any Target other than a Pre-Collaboration Target, Candidate Target, Nominated Target or Collaboration Target.

1.14 “AVEO Patent Rights”. AVEO Patent Rights means any Patent Rights Controlled by AVEO during the Term that claim AVEO Know-How.

1.15 “AVEO [**] Know-How”. AVEO [**] Know-How means Know-How that is controlled by AVEO as of the Restatement Effective Date which relates to the AVEO [**] Index, as defined on Schedule 1.15 attached hereto.

1.16 “AVEO [**] Program”. AVEO [**] Program means a drug discovery or development program conducted by or on behalf of AVEO or its Affiliates with respect to the Target known as [**]”) or products Directed thereto.

1.17 “AVEO Platform Intellectual Property”. AVEO Platform Intellectual Property means the AVEO Platform Know-How and the AVEO Platform Patent Rights.

1.18 “AVEO Platform Know-How”. AVEO Platform Know-How means Know-How that is:

(a)	Controlled by AVEO as of the Expansion Date, and necessary or useful to research, develop, make and use chimeric mouse tumor models, directed complementation (“DC”) tumor models and human-in-mouse (“HIM”) models; or

(b)	Controlled by AVEO as of the Expansion Date and necessary or useful to utilize the Tumor Archives.

Notwithstanding the foregoing, AVEO Platform Know-How excludes any Know-How and materials that were or are discovered or created by AVEO that specifically relate to (i) the Excluded Targets (other than molecular profiling data related to Excluded Targets), or (ii) any specific tumor model created or discovered by AVEO prior to the Expansion Date in connection with an existing AVEO compound, product or program.

1.19 “AVEO Platform Patent Rights”. AVEO Platform Patent Rights means any Patent Rights Controlled by AVEO during the Term that claim AVEO Platform Know-How.

1.20 “AVEO Reserved Target(s)”. AVEO Reserved Targets mean the [**] specific reserved Targets, or products Directed thereto, identified by AVEO to OSI prior to the Original Effective Date.

1.21 “AVEO Target(s)”. AVEO Target means any (a) AVEO Existing Target that is not designated as a Candidate Target; (b) Candidate Target that is not designated as a Nominated Target prior to the expiration of the Candidate Target Exclusivity Period; (c) Nominated Target or Additional Antibody Target that is not designated as a Collaboration Target prior to the expiration of the Research Program Term (or, if an Option Period pursuant to Section 3.7(c)(i) is pending as of such date, as of the expiration of such Option Period); (d) Reverted Target as defined in Section 3.7(c)(ii); and (e) Target (including an OSI Existing Target) that is deemed to be an AVEO Target pursuant to this Agreement, including pursuant to Sections 3.7(b)(i), 3.7(b)(v), 4.3, 9.3(b)(iii) and 9.5. Notwithstanding the foregoing, in no event will an OSI Active Program Target be deemed an AVEO Target.

1.22 “Bioinformatics Tools Source Code”. Bioinformatics Tools Source Code means human-readable computer programming code and associated procedural code underlying the version of the AVEO Bioinformatics Tools in existence as of the Restatement Effective Date.

1.23 “Business Day”. Business Day means a day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York or Boston, Massachusetts are authorized by Law to remain closed.

1.24 “Calendar Quarter”. Calendar Quarter means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.25 “Calendar Year”. Calendar Year means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.26 “Candidate Target”. Candidate Target means any Target (other than the OSI Active Program Targets and the Excluded Targets) that was identified by the JSC during the first [**] days after the Research Program Term as worthy for consideration for validation due to its having potential relevance in tumorigenesis through its role in EMT or otherwise.

1.27 “Candidate Target Exclusivity Period”. Candidate Target Exclusivity Period means the period commencing on the Original Effective Date and ending on the earlier of (a) December 31, 2009, or (b) the termination of this Agreement pursuant to Article IX.

1.28 “Candidate Target List”. Candidate Target List means the list of Candidate Targets included in the Research Plan finalized pursuant to Section 2.1, as such list may be amended from time to time pursuant to Section 3.7(b)(i).

1.29 “Clinical Trial(s)”. Clinical Trial(s) means a Phase I Clinical Trial, a Phase II Clinical Trial, a Phase III Clinical Trial, a Phase IV Clinical Trial and/or an investigator sponsored trial.

1.30 “Collaboration Antibody”. Collaboration Antibody means any Antibody Directed to (i) a Pre-Selected Antibody Target, and (ii) an Additional Antibody Target to which OSI has exercised its Option pursuant to Section 3.7(c) below.

1.31 “Collaboration Compound”. Collaboration Compound means, with respect to a Collaboration Target, any Non-Antibody Compound or a Collaboration Antibody Directed to such Collaboration Target.

1.32 “Collaboration Intellectual Property”. Collaboration Intellectual Property means the Collaboration Know-How and the Collaboration Patent Rights.

1.33 “Collaboration Know-How”. Collaboration Know-How means Know-How that is developed or made (a) by or on behalf of a Party, or by the Parties jointly, in the conduct of the Research Program or Technology Transfer, or (b) through the use of any Collaboration Model by OSI.

1.34 “Collaboration Model”. Collaboration Model means (a) with respect to a Pre-Collaboration Target and on a Pre-Collaboration Target-by-Pre-Collaboration Target basis, the Target-specific tumor models developed by AVEO prior to the Original Effective Date or during the Research Program Term pursuant to a Pre-Collaboration Target Package plan, or (b) on a Nominated Target-by-Nominated Target basis, the Target-specific tumor model developed by AVEO and/or OSI pursuant to a Nominated Target Package Plan. Collaboration Model excludes [**] Models, Additional Tumor Models, [**] Models and the OSI Active Program Models.

1.35 “Collaboration Patent Rights”. Collaboration Patent Rights means Patent Rights that claim Collaboration Know-How.

1.36 “Collaboration Target”. Collaboration Target means (a) an Additional Antibody Target, a Nominated Target or a Non-Validated Collaboration Target with respect to which OSI has exercised its Option pursuant to Section 3.7(c) and (b) a Pre-Selected Antibody Target; provided that a Collaboration Target shall cease to constitute a Collaboration Target if at any time such Target is deemed to be an AVEO Target pursuant to this Agreement. For avoidance of doubt, none of the OSI Active Program Targets shall be deemed a Collaboration Target for purposes of this Agreement.

1.37 “Combination Product”. Combination Product means a Royalty-Bearing Product that includes one or more Collaboration Compound(s) in combination with one or more clinically active components that are not Collaboration Compounds or [**] Compounds, as the case may be. All references to Product, [**] Product or Royalty-Bearing Product in this Agreement shall be deemed to include Combination Product.

1.38 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means the efforts required in order to carry out a task in a diligent and sustained manner without undue interruption, pause or delay, which level is at least commensurate with the level of effort that a Party would devote to a product of similar potential and having similar commercial and scientific advantages and disadvantages resulting from its own research efforts, taking into account its safety and efficacy, the competitiveness of alternative products, its proprietary position, pricing, reimbursement and other market-specific factors, and all other relevant factors. Commercially Reasonable Efforts requires (without limitation) that the Party exerting such efforts (a) promptly assign responsibility for its obligations to specific employee(s) who are held accountable for progress and monitor such progress, on an ongoing basis, (b) set and continue to seek to achieve specific and meaningful objectives for carrying out such obligations, and (c) make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case in a commercially reasonable manner.

1.39 “Confidential Information”. Confidential Information means any and all information and data, including all OSI Know-How, AVEO Know-How, AVEO Platform Know-How, [**] Know-How and Collaboration Know-How, any password and other access information provided by AVEO pursuant to Section 2.15 and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement. Notwithstanding the foregoing, Confidential Information excludes information that, in each case as demonstrated by competent written documentation:

(a) is publicly disclosed and made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to the date of disclosure by the disclosing Party;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d) has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party in breach of this Agreement; or

(e) has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

1.40 “Control, Controls or Controlled by”. Control, Controls or Controlled by means, with respect to any item of or right under Patent Rights or Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense; provided that any Patent Right, Know-How or other intellectual property right that is licensed or acquired by a Party and that would otherwise be considered to be under the Control of a Party shall not be deemed to be under the Control of such Party if the application of such definition in the context of any licenses or sublicenses granted to the other Party under this Agreement would require the granting Party to make any additional payments or royalties to a Third Party in connection with such license or sublicense grants, unless the other Party agrees to pay the additional payments or royalties to the Third Party.

1.41 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, with respect to a product, technology, process or method that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim.

1.42 “Development Candidate”. Development Candidate means a Collaboration Compound or Product with respect to which OSI has commenced [**].

1.43 “Directed”. Directed means that a Collaboration Compound, [**] Compound or other composition is intended to primarily modulate the expression or activity of a Target, and actually primarily modulates, increases or decreases the expression or activity of such Target, as measured by a cellular or biochemical assay.

1.44 “[**] Model”. [**] Model means an [**] tumor model (a) delivered by AVEO to OSI on December 18, 2007 pursuant to the terms of the Original Agreement, or (b) developed by AVEO and listed on Schedule 1.44 (in quantities to be mutually determined pursuant to the Research Program) including, in each case, the related tumor samples and accompanying documentation (e.g., non-enabling SOPs and user manuals).

1.45 “EMEA”. EMEA means The European Medicines Agency, or any successor agency.

1.46 “European Union”. European Union means the countries that are members of the European Union, as redefined from time to time.

1.47 “Excluded Target”. Excluded Target means the Targets identified on Schedule 1.47 and the Third Party Targets.

1.48 “Existing Licensee”. Existing Licensee means Merck & Co., Inc., a corporation organized and existing under the laws of the state of New Jersey.

1.49 “FDA” or “Food and Drug Administration”. FDA or Food and Drug Administration means the United States Food and Drug Administration and any successor agency.

1.50 “Field”. Field means the use of a Royalty-Bearing Product for the diagnosis, treatment, palliation and/or prevention of a disease or medical condition in humans.

1.51 “Filing”. Filing means the acceptance by the applicable Regulatory Authority of an NDA for filing.

1.52 “First Commercial Sale”. First Commercial Sale means, with respect to any Royalty-Bearing Product, the first sale for end use or consumption of such Royalty-Bearing Product in a country after all required approvals, including Regulatory Approval, have been granted by the Regulatory Authority of such country.

1.53 “Governmental Authority”. Governmental Authority means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.54 “Human Response Prediction™ Research”. Human Response Prediction™ Research means the use of proprietary AVEO tumor models (the “HRP Model”) and human tumor samples to discover, through the testing of Non-Antibody Compounds or Collaboration Antibodies Directed to the OSI Active Program Targets or Collaboration Targets, one or more genes, whether individually or any combination thereof, whose level of gene expression is identified in the performance of the Research Plan as being correlated, either positively or negatively, with the HRP Model phenotype, level of oncogene induction, or response to a treatment regimen, wherein the response is oncogene expression level, tumor size, or tumor morphology.

1.55 “IND”. IND means an Investigational New Drug application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.56 “Invention”. Invention means any new and useful process, article of manufacture, compound, composition of matter, formulation or apparatus, or any improvement thereof, patentable or unpatentable, discovery or finding.

1.57 “Know-How”. Know-How means any and all proprietary ideas, inventions, trade secrets, know-how, discoveries, information (including Confidential Information), data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, technical information (including structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, assay, control and manufacturing data.

1.58 “Label Claim Product”. Label Claim Product means a Product, the Regulatory Approval for which includes a labeling claim for the identification of a targeted patient population (including where such population is characterized by one or more biomarkers) and where (i) such label claim is Covered by Translational Research Patent Rights, or (ii) with respect solely to Products Directed at Non-Validated Collaboration Targets, such label claim is Covered by OSI Patent Rights.

1.59 “Law”. Law means all laws, statutes, rules, codes, regulations, orders, judgments or ordinances applicable to the Parties, this Agreement or the activities contemplated hereunder.

1.60 “Major EU Country”. Major EU Country means any of the following countries: United Kingdom, France, Germany, Italy or Spain.

1.61 “Major Countries”. Major Countries means Japan, all of the Major EU Countries and the United States.

1.62 “Marketing Exclusivity”. Marketing Exclusivity means, with respect to a Royalty-Bearing Product, that such Royalty-Bearing Product has been granted marketing exclusivity afforded approved drug products pursuant to (a) Sections 505(c), 505(j), and 505A of the Act, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (b) the orphan drug exclusivity afforded approved drugs designated for rare diseases or conditions under Sections 526 and 527 of the Act, and the regulations promulgated thereunder, as amended from time to time, or its equivalent in a country other than the United States, or (c) applicable Law covering the Royalty-Bearing Product which precludes the Regulatory Authority in a country from granting Regulatory Approval for another product that contains the same active ingredient as that which is contained in the applicable Royalty-Bearing Product.

1.63 “Models”. Models means the Additional Tumor Models, Collaboration Models, the [**] Models and the OSI Active Program Models.

1.64 “Model Intellectual Property”. Model Intellectual Property means any Collaboration Intellectual Property directly relating to any Model.

1.65 “MWH”. MWH means the Japanese Ministry of Health and Welfare.

1.66 “NDA”. NDA means a New Drug Application, as defined by the FDA and regulations promulgated thereunder or any successor application or procedure required to sell a Royalty-Bearing Product in the United States or an equivalent application filed with the Regulatory Authority of a country or jurisdiction other than the United States.

1.67 “Net Sales”. Net Sales means the gross amounts billed or invoiced by or on behalf of OSI, its Affiliates or Sublicensees to any unaffiliated Third Party for sales, leases, transfers or other dispositions of Royalty-Bearing Products throughout the Territory, less the following deductions:

(a) allowances for doubtful accounts that are attributable to sales of Royalty-Bearing Product;

(b) trade, quantity and cash discounts actually paid, granted or accrued;

(c) refunds, chargebacks and any other allowances actually paid, granted or accrued that effectively reduce the net selling price;

(d) actual product returns, credits and allowances actually paid, granted or accrued to customers in the ordinary course of business, including adjustments granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, and recalls;

(e) rebates actually paid, granted or accrued to any Governmental Authority (or branch thereof) or to any Third Party payor, administrator or contractee;

(f) discounts mandated (whether paid or accrued) by, or granted to meet the requirements of, applicable Law, including required chargebacks and retroactive price reductions;

(g) transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case included in the invoice, to such Third Parties; and

(h) taxes (including excise taxes, sales taxes and VAT), excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of goods, in each case included as a specific line item on an invoice to such Third Parties, and duties and fees relating to sales and any payments in respect of sales to any Governmental Authority.

Notwithstanding the foregoing, the following shall not be included in Net Sales: (1) OSI’s or any of its Affiliates’ or Sublicensees’ transfer of Royalty-Bearing Products to another OSI Affiliate or Sublicensee, (2) Royalty-Bearing Products provided by OSI, an OSI Affiliate or Sublicensee for administration to patients enrolled in clinical trials or distributed through a not-for-profit foundation or entity at no charge to eligible patients provided that OSI, its Affiliates and Sublicensees receive no consideration from such clinical trials or not-for-profit foundation for such use of Royalty-Bearing Products and (3) Royalty-Bearing Products used as samples to promote additional Net Sales, in amounts consistent with normal business practices of OSI or its Affiliates or Sublicensees.

Net Sales shall be determined from books and records maintained in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

If any sales, leases, transfers or other dispositions to Third Parties are made in transactions that are not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Royalty-Bearing Product in arm’s-length transactions in the relevant jurisdiction.

If OSI, its Affiliate or a Sublicensee sells a Royalty-Bearing Product in unfinished form to a Third Party for resale, then the gross amount to be included in the calculation of Net Sales arising from such sale shall be the amount invoiced by a Third Party upon the first resale of the Royalty-Bearing Product in finished form, in lieu of the amounts invoiced by OSI, its Affiliate or Sublicensee when selling the Royalty-Bearing Product in unfinished form, which amounts will not be included in the calculation of Net Sales.

If, in addition to or in lieu of a transfer price paid for quantities of Royalty-Bearing Product supplied, any Third Party provides consideration to OSI, its Affiliate or Sublicensee in connection with any Royalty-Bearing Product or such Third Party’s rights or relationship with OSI, its Affiliate or Sublicensee in relation thereto, then such consideration shall be included in the calculation of Net Sales in the Calendar Quarter in which it becomes due to OSI, its Affiliate or Sublicensee (as applicable).

If a Royalty-Bearing Product is sold as part of a Combination Product in a country, the Net Sales of the Royalty-Bearing Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country, during the applicable Net Sales reporting period, by the fraction, A/(A+B), where:

A is the average sale price of the Royalty-Bearing Product by OSI, its Affiliates or Sublicensees when sold separately in finished form in such country and B is the average sale price by OSI, its Affiliates or Sublicensees of the other product(s) included in the Combination Product when sold separately in finished form in such country, in each case during the applicable Net Sales reporting period or, if sales of both the Royalty-Bearing Product and the other product(s) did not occur in such period, then in the most recent Net Sales reporting period in which sales of both occurred.

If the Royalty-Bearing Product is sold as part of a Combination Product and is sold separately in finished form in such country, but the other product(s) included in the Combination Product are not sold separately in finished form in such country, the Net Sales of the Royalty-Bearing Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction C/D where:

C is the average sale price, in such country, of the Royalty-Bearing Product contained in such Combination Product when sold separately and D is the average sale price, in such country, for the Combination Product, in each case during the applicable Net Sales reporting period.

If the Royalty-Bearing Product is not sold separately in finished form in the country, but all of the other product(s) included in the Combination Product in such country are sold separately, the Net Sales of the Royalty-Bearing Product, for the purposes of determining payments based on Net Sales, shall be determined by multiplying the Net Sales of the Combination Product in such country by the fraction (D-E)/D, where:

D is the average sale price, in such country, of the Combination Product, and E is the average sale price of the other product(s) included in the Combination Product in finished form in such country, in each case during the applicable Net Sales reporting period.

If Net Sales of the Royalty-Bearing Product when included in a Combination Product cannot be determined using the methods above, Net Sales for the purposes of determining payments based on Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of F/(F+G) where:

F is the fair market value of the Royalty-Bearing Product and G is the fair market value of all other pharmaceutical product(s) included in the Combination Product as reasonably determined in good faith by the Parties.

Where the preceding sentence is applicable, OSI shall in good faith propose to AVEO an allocation of relative value of the Royalty-Bearing Product and all other product(s) included in the Combination Product, AVEO shall in good faith consider such proposal, and the Parties shall seek to reach agreement on such allocation. If the Parties are unable to reach such agreement within thirty (30) days (or such longer period as the Parties may agree) after OSI provides such proposal, the issue shall be referred for binding resolution to a mutually agreeable individual (not affiliated with either Party) with expertise in the marketing and sales of similar pharmaceutical products (including experience in pricing and reimbursement), such resolution to occur within thirty (30) days after such referral.

1.68 “Nominated Target”. Nominated Target means a Candidate Target that has been designated by the JSC either (i) for further validation pursuant to a Nominated Target Package Plan, as further described in Section 3.7(b) or (ii) pursuant to Section 3.7(c)(iii) below.

1.69 “Non-Antibody Compound”. Non-Antibody Compound means any composition of matter other than an Antibody. For purposes of clarity, Non-Antibody Compound includes (a) small-molecule compounds having a molecular weight that is less than or equal to 1,000 daltons, [**].

1.70 “Non-Antibody Compound Intellectual Property”. Non-Antibody Compound Intellectual Property means Collaboration Intellectual Property relating to the composition of a Non-Antibody Compound.

1.71 “Non-Antibody Product”. Non-Antibody Product means any product that contains a Non-Antibody Compound.

1.72 “Original Effective Date”. Original Effective Date means September 28, 2007.

1.73 “OSI Active Program Models”. OSI Active Program Models means tumor models driven by the OSI Active Program Targets, other than the [**] Models, that have been or may be developed by AVEO pursuant to the Research Plan. The Tumor models known as the “[**] Model” and the “[**] Model” shall be deemed OSI Active Program Models (for the [**] program and the [**] program, respectively), as if they were driven by OSI Active Program Targets.

1.74 “OSI Active Program Target(s)”. OSI Active Program Targets means [**] and those Targets agreed to by the Parties prior to the Original Effective Date.

1.75 “OSI Active Program Translational Research Intellectual Property”. OSI Active Program Translational Research Intellectual Property means the OSI Active Program Translational Research Know-How and the OSI Active Program Translational Research Patent Rights.

1.76 “OSI Active Program Translational Research Know-How”. OSI Active Program Translational Research Know-How means, with respect to OSI Active Program Targets, Know-How developed: [**].

1.77 “OSI Active Program Translational Research Patent Rights”. OSI Active Program Translational Research Patent Rights means Patent Rights that claim OSI Active Program Translational Research Know-How.

1.78 “OSI Existing Targets”. OSI Existing Targets means Targets other than the AVEO Existing Targets that are included on the Candidate Target List pursuant to Section 3.7(b)(i) and identified as OSI Existing Targets on the Candidate Target List.

1.79 “OSI Know-How”. OSI Know-How means Know-How other than Collaboration Know-How that (a) is Controlled by OSI as of the Original Effective Date or during the Term, and (b) is (i) necessary or reasonably useful to conduct the Research Program or to research, develop, make and have made, use, offer for sale, sell or import a Product or (ii) developed or made by or on behalf of OSI or its Affiliates in the research, development, manufacture or commercialization of a Royalty-Bearing Product. For purposes of clarity, OSI Know-How includes all Know-How Controlled by OSI as of the Original Effective Date or during the Term and related to the OSI Existing Targets and the OSI Active Program Targets.

1.80 “OSI Patent Rights”. OSI Patent Rights means any Patent Rights Controlled by OSI during the Term that claim OSI Know-How.

1.81 “OSI Intellectual Property”. OSI Intellectual Property means the OSI Know-How and the OSI Patent Rights.

1.82 “Party” and “Parties”. Party means OSI or AVEO singly, and Parties means OSI and AVEO collectively.

1.83 “Patent Rights”. Patent Rights means the rights and interests in and to all issued patents and pending patent applications in any country or jurisdiction, including all provisional applications, substitutions, utility applications, divisions, continuations, continuations-in-part, registrations, re-examinations, reissues, extensions and restorations by existing or future extension or restoration mechanisms, supplementary protection certificates and restorations of patent term.

1.84 “Phase I Clinical Trial”. Phase I Clinical Trial means a human clinical trial in any country that meets the requirements of 21 CFR §312.21(a). Each Phase I Clinical Trial shall be deemed commenced upon dosing of the first participant in such trial.

1.85 “Phase II Clinical Trial”. Phase II Clinical Trial means a human clinical trial in any country that meets the requirements of 21 CFR §312.21(b). Each Phase II Clinical Trial shall be deemed commenced upon dosing of the first participant in such trial.

1.86 “Phase III Clinical Trial”. Phase III Clinical Trial means a human clinical trial in any country in the Territory that meets the requirements of 21 CFR §312.21(c). Each Phase III Clinical Trial shall be deemed commenced upon dosing of the first participant in such trial.

1.87 “Phase IV Clinical Trial”. Phase IV Clinical Trial means a post-registrational Clinical Trial conducted in any country or countries and required as a condition to, or for the maintenance of, any Regulatory Approval for a Product.

1.88 “[**] Compound”. [**] Compound means any Non-Antibody Compound for which the primary mechanism of action is the inhibition [**].

1.89 “[**] Product”. [**] Product means any preparation in final form (other than a Product), either for sale by prescription, over-the-counter or any other method, or for administration to patients in Clinical Trials, for any and all uses in the Field, where such preparation (a) contains a [**] Compound, and (b) the Regulatory Approval of such [**] Product includes a label claim for the identification of a targeted patient population (including where such population is characterized by one or more biomarkers) Covered by OSI Patent Rights based on AVEO [**] Know How.

1.90 “Pre-Collaboration Target(s)”. Pre-Collaboration Target means one or more of the [**] Targets for which AVEO has compiled a target package as of the Original Effective Date. The Pre-Collaboration Targets have been identified to OSI prior to the Original Effective Date.

1.91 “Pre-Selected Antibody Targets”. Pre-Selected Antibody Targets means [**] of the Targets set forth on Schedule 1.91 selected by OSI upon written notice to AVEO within [**] of the Restatement Effective Date. During such [**] period, additional Targets may be listed on Schedule 1.91 upon mutual agreement of the Parties.

1.92 “Product”. Product means any preparation in final form, either for sale by prescription, over-the-counter or any other method, or for administration to human patients in Clinical Trials, for any and all uses in the Field, which preparation contains a Collaboration Compound, but expressly excluding any [**] Product.

1.93 “Product Patent Rights”. Product Patent Rights means any Patent Rights other than Collaboration Patent Rights that Cover any Product (including its composition, characteristics, properties, formulation, methods of use, methods of manufacture or methods of delivery).

1.94 “Regulatory Approval”. Regulatory Approval means, with respect to a Product, the granting, whether through lapse of time or otherwise, by the FDA or a comparable Regulatory Authority of approval to market a drug product in a country or other jurisdiction in the Territory.

1.95 “Regulatory Authority”. Regulatory Authority means any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Royalty-Bearing Product or an Antibody Product, as the case may be, in the Territory, including, in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.96 “Research Program”. Research Program means the research activities undertaken by the Parties pursuant to this Agreement and the Research Plan. The preliminary Research Plan was exchanged between the Parties prior to the Original Effective Date.

1.97 “Research Program Year”. Research Program Year means the annual period commencing on the Research Program Commencement Date and ending twelve months thereafter (the “First Research Program Year”), and each succeeding twelve

(12) month period thereafter during the Research Program Term (referred to as the “Second Research Program Year”, the “Third Research Program Year”, and Fourth Research Program Year”; provided that, the Fourth Research Program Year shall only be comprised of the eight (8)-month period ending June 30, 2011.

1.98 “Royalty-Bearing Product”. Royalty-Bearing Product means any Product or [**] Product.

1.99 “Specified Antibody Targets”. Specified Antibody Targets means the Pre-Selected Antibody Targets and any Additional Antibody Targets.

1.100 “Specified Antibody Intellectual Property”. Specified Antibody Intellectual Property means Collaboration Intellectual Property relating to the composition of a Collaboration Antibody.

1.101 “Sublicensee”. Sublicensee means a Third Party to whom a Party (or its Affiliate) has granted a license or sublicense under the AVEO Intellectual Property, AVEO Platform Intellectual Property, AVEO Bioinformatics Data, the Collaboration Intellectual Property, the AVEO [**] Know-How or the OSI Intellectual Property, as the case may be, to research, develop, make and have made, offer for sale, sell or import a Royalty-Bearing Product, Non-Antibody Product or Collaboration Antibody, as the case may be; provided, however, that a Sublicensee shall not include any distributor, dealer or reseller or the like.

1.102 “Target”. Target means a protein, including all expressed and modified, ligand-bound variants of such protein and genes encoding such proteins, and any stably associated multiprotein complex in which such protein is known to be active.

1.103 “Target Intellectual Property”. Target Intellectual Property means any Collaboration Intellectual Property which specifically relates to the identification, properties, characteristics or uses of any Candidate Target, Nominated Target or Collaboration Target. For clarity, Target Intellectual Property excludes (a) the OSI Active Program Targets and any intellectual property rights therein, (b) Targets driving [**] Models and (c) therapeutic uses of any modulator of a Target.

1.104 “Territory”. Territory means all countries in the world.

1.105 “Third Party”. Third Party means an entity other than OSI and its Affiliates, and AVEO and its Affiliates.

1.106 “Third Party Target(s)”. Third Party Target(s) means one or more of the [**] Targets with respect to which AVEO has previously granted rights in the Field to a Third Party, provided that any such Target shall cease to be a Third Party Target if and when such Target is no longer subject to such previously granted rights.

1.107 “Transferred Cell Line”. Transferred Cell Line shall mean a frozen in vitro propagated cell line derived from an OSI Active Program Model or a Collaboration Model, which cell line has been characterized and shown to express the gene of interest without the expression of the doxycycline induced gene.

1.108 “Translational Research Intellectual Property”. Translational Research Intellectual Property means the Translational Research Know-How and the Translational Research Patent Rights.

1.109 “Translational Research Know-How”. Translational Research Know-How means, with respect to Nominated Targets, Specified Antibody Targets and Collaboration Targets, and on a Nominated Target-by-Nominated Target, Specified Antibody Target-by-Specified Antibody Target and Collaboration Target-by-Collaboration Target basis (as the case may be), Collaboration Know-How: [**].

1.110 “Translational Research Patent Rights”. Translational Research Patent Rights means Patent Rights that claim Translational Research Know-How.

1.111 “Valid Claim”. Valid Claim means any claim of an issued and unexpired Patent Right that has not been revoked or held unenforceable or invalid by a final decision of a court or other Governmental Authority of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.112 Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition:	Section:

Annual FTE Rate	6.3(a)
Antibody Target	1.7
Additional Tumor Models	2.16
Agreement	Preamble
AVEO	Preamble
AVEO Genetic Screens	1.11
AVEO Label Claim Product	6.18(a)
AVEO Target Translational Research Patent Rights	7.2
Bioinformatics Improvements	10.6
Bioinformatics Tools Updates	10.2(a)
Collaboration Expansion Option	10.1
Collaboration Target Translational Research Intellectual Property	3.2
Designated Product	6.19
Designation Notice	6.19

Definition:	Section:

Dispute	11.1
Expansion Date	10.2
Expansion Notice	10.1
Escrow Agent	3.5(d)(iii)
Escrow Agreement	3.5(d)(iii)
Final Nominated Targets	3.7(c)(iii)
[**] Models	2.17
FTE	6.3(a)
Initial License Expansion Fee	6.1(f)(i)
Joint Intellectual Property	3.3(a)(ii)
Joint Patent Rights	3.3(a)(ii)
Joint Steering Committee	2.4
License Expansion Fee	6.1(f)
JSC	2.4
Materials	2.5
Model Improvements	10.6(b)
Model Patent Rights	7.2
[**] Intellectual Property	10.2(e)
Nominated Target Package	3.7(b)(iii)
Nominated Target Package Plan	3.7(b)(iii)
Non-Antibody Compound Patent Rights	7.1
Non-Validated Collaboration Target	3.7(c)(iii)
Option	3.7
Option Period	3.7(c)(i)
Original Agreement	Introduction
OSI	Preamble
[**]	1.16
[**] Notice	3.8(b)
[**] Index	Schedule 1.15
Pre-Collaboration Target Package	3.7(a)
Project Leader	2.3(b)
Research Plan	2.1
Research Program Commencement Date	2.2
Research Program Term	2.2
Restatement Effective Date	Preamble
Restricted Period	4.3(b)
Reverted Target	3.7(c)(ii)
[**]	2.11
Royalty Term	6.6(e)
Specified Models	3.5(a)
Target Patent Rights	7.2
Technology Transfer	10.4(b)
Tech Transfer Period	10.4(b)

Definition:	Section:

Tech Transfer Plan	10.4(a)
Term	9.1
Tumor Archives	10.2(c)
Validation Criteria	3.7(b)(iii)

ARTICLE II

RESEARCH PROGRAM

2.1 General. AVEO and OSI shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in a yearly research plan which may be amended from time to time upon the agreement of the JSC (as defined below) (including, an amendment to be completed by the Restatement Effective Date) (as so amended, the “Research Plan”). Pursuant to and in compliance with the Original Agreement, the Parties finalized the Research Plan for the First Research Program Year within thirty (30) days after the Original Effective Date, and such final Research Plan included the agreed Candidate Target List developed by the Parties pursuant to Section 3.7(b)(i).

2.2 Research Program Term. Except as otherwise provided herein, the term of the Research Program commenced on October 29, 2007 (the “Research Program Commencement Date”) and shall expire on June 30, 2011 (the “Research Program Term”).

2.3 Conduct of the Research Program; Project Leaders.

(a) AVEO and OSI shall each use Commercially Reasonable Efforts to conduct the Research Program in good scientific manner and to achieve their objectives efficiently and expeditiously. AVEO and OSI shall use Commercially Reasonable Efforts to (i) proceed diligently with the work set out in the Research Plan, (ii) allocate sufficient time, effort, equipment and facilities to the Research Program, and (iii) use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with this Agreement and the Research Plan.

(b) Pursuant to and in compliance with the Original Agreement, each Party has appointed a senior representative having a general understanding of pharmaceutical discovery and development issues to act as its project leader under this Agreement (the “Project Leader”). The Project Leaders serve as the contact point between the Parties, and are primarily responsible for: (i) facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (ii) providing single point communication for seeking consensus both internally within the respective Party’s organization and together, including facilitating review of external corporate communications; and (iii) raising cross-Party and/or cross-functional disputes in a timely manner.

(c) Either Party shall have the right to utilize the service of a Third Party to perform its Research Program obligations upon the prior written consent of the other Party. Notwithstanding any such consent, such Party shall remain at all times fully liable for its responsibilities under the Research Program and this Agreement.

(d) AVEO and OSI shall conduct the Research Program in accordance with all applicable Laws, including, all current governmental regulatory requirements concerning Good Laboratory Practices. In addition, if animals are used in the conduct of the Research Program, AVEO and OSI will comply with the Animal Welfare Act and the requirements of the American Association for the Accreditation of Laboratory Animal Care or any other applicable Laws relating to the care and use of laboratory animals. The Parties are each encouraged to use the highest standards of animal care and husbandry, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of research animals. To the best of its knowledge, each Party hereby certifies that it will not employ or otherwise use in any capacity the services of any person debarred under 21 USC §335a in performing any activities hereunder.

2.4 Governance; Joint Steering Committee. Pursuant to and in compliance with the Original Agreement, the Parties established a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee and facilitate the Research Program.

(a) Composition of the Joint Steering Committee. The JSC shall be comprised of three (3) named representatives of OSI and three (3) named representatives of AVEO (or such other number as the Parties may agree). Pursuant to and in compliance with the Original Agreement, each Party designated by written notice to the other Party its initial representatives on the JSC within thirty (30) days after the Original Effective Date. Each Party may replace one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Notwithstanding the foregoing, the leading representative of each Party on the JSC shall be the Senior Vice President, Oncology Research of OSI and the Vice President, Translational Research of AVEO. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, subject to such representative’s and consultant’s written agreement to comply with confidentiality obligations substantially the same as those set forth in Article V. Each Party shall bear its own expenses related to the attendance of JSC meetings by its representatives. The JSC shall be chaired by a representative of the Parties, to alternate during each Research Program Year, with the chair for the First Research Program Year previously appointed by OSI. The JSC shall be disbanded upon expiration of the Research Program Term.

(b) Meetings of the JSC During the Research Program Term. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location of such meetings alternating between AVEO and OSI facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment.

(c) Function and Powers of the JSC. The JSC’s responsibilities shall include:

(i) approving the Research Plan for each Research Program Year;

(ii) approving any changes to the Parties’ Project Leaders;

(iii) facilitating ongoing cooperation and communication between the Parties with respect to the Research Program;

(iv) providing a forum for discussion of the Research Plans, the status of the Research Program, and relevant data;

(v) considering and advising on technical issues and issues of priority that arise in the conduct of the Research Program;

(vi) review and track the exchange and use of Materials (as defined below) pursuant to Section 2.5;

(vii) reviewing and advising on any budgetary and economic matters relating to the Research Program, including establishing a budget for significant out of pocket expenses (e.g. sequencing, microarray analyses, etc.);

(viii) determining if additional validation work is warranted with respect to any Nominated Target Package, and overseeing any such additional validation work;

(ix) developing the Candidate Target List, and adding and removing Targets to or from the Candidate Target List;

(x) prioritizing Candidate Targets;

(xi) designating Nominated Targets and establishing the number of Candidate Targets to be designated as Nominated Targets;

(xii) on a Nominated Target-by-Nominated Target basis, establishing the requirements for each Nominated Target Package;

(xiii) establishing a list of Final Nominated Targets as of the expiration of the Candidate Target Exclusivity Period pursuant to Section 3.7(c)(iii);

(xiv) the allocation of resources (FTEs) pursuant to the Research Plans;

(xv) serving as a forum for informal resolution of disagreements that may arise in the relation to the Parties activities under the Research Program;

(xvi) determining and approving the overall strategy for publications and presentations pursuant to Sections 5.3 and 5.4;

(xvii) determining which Additional Tumor Models are created pursuant to the Research Plan;

(xviii) determining which Tumor Archives are created and the timing of such creation under the Research Plan;

(xix) determining which cell lines are created in support of (a) the development of new DC tumor models, (b) the development of chimeric mouse tumor models and (c) drug discovery efforts on Collaboration Targets;

(xx) reviewing requests regarding the use of the AVEO bioinformatics platform pursuant to the Research Plan, and overseeing the training of OSI team members on using the AVEO bioinformatics platform in accordance with Section 2.15; and

(xxi) developing the Tech Transfer Plan and facilitating ongoing cooperation and communication with respect to the Technology Transfer.

(d) Decision-making. At least [**] JSC representatives from each Party must participate in a meeting of the JSC (or any subcommittee thereof) in order for there to be a quorum for such meeting. All decisions of the JSC shall be made by the unanimous vote of the members of the JSC, with the JSC representatives of each Party collectively having one vote. The Parties shall use reasonable good faith efforts to reach consensus on all issues within the jurisdiction of the JSC. If members of the JSC cannot agree with respect to a particular issue within the JSC’s jurisdiction, then the OSI representative(s) will have the right to resolve the issue at their discretion, and their decision will be deemed the decision of the JSC; provided that [**].

(e) Limitations on JSC Authority. The JSC shall have no power to amend, modify or waive compliance with this Agreement. It shall have only such powers as are specifically set forth in this Agreement for the JSC to perform. The JSC’s meeting minutes, regardless of whether signed by senior representatives of both Parties, shall not be deemed to amend, modify or waive compliance with this Agreement. Notwithstanding any other provision of this Section 2.4, no decision shall be made by the JSC or either Party which is inconsistent with this Agreement or imposes any obligation or burden on the other Party that is outside the scope of this Agreement.

2.5 Materials Transfer. In order to facilitate the Research Program, either Party may provide to the other Party certain tangible biological materials or chemical compounds, including AVEO’s proprietary Models and Transferred Cell Lines derived from such Models, Collaboration Compounds, receptors, assays, reagents and screens (collectively, “Materials”) owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research Program. For purposes of clarity, biological materials and chemical compounds, including the Additional Tumor Models and Tumor Archives, transferred pursuant to Section 10.2 shall not be considered Materials under this Agreement. The transfer of any such Materials shall be conducted pursuant to the terms of this Agreement, including the following:

(a) Any Know-How or Inventions, including any intellectual property rights therein, developed, made or conceived through use of the Materials (other than (i) [**] Models, (ii) the OSI Active Program Models, (iii) the [**] Models and (iv) the Transferred Cell Lines derived from OSI Active Program Models) shall be deemed Collaboration Intellectual Property under this Agreement.

(b) All Materials supplied by one Party to the other Party shall remain the sole property of the supplying Party and shall be used (i) only in furtherance of the Research Program or for the specific purpose provided for in the Research Plan, and (ii) solely under the control of the receiving Party. In the event a Party uses Materials provided by the other Party for purposes other than in furtherance of the Research Program or for the specific purpose provided in the Research Plan, the other Party shall solely own any results, discoveries or inventions arising out of such use. The Materials may not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects, except as expressly contemplated as a part of the Research Program. All Materials shall be returned to the supplying Party or destroyed (at the election of the supplying Party) promptly after completion of the permitted use. The use of the Materials shall comply with restrictions and conditions on use (if any) imposed by Third Parties. Notwithstanding anything to the contrary herein, the obligations set forth in this Section 2.5(b) shall not apply to any [**] Models transferred pursuant to Section 2.12 below.

(c) The Parties shall cooperate in determining if one or more Third Party licenses are necessary to use the Materials as contemplated under the Research Program. OSI shall be solely responsible for obtaining any necessary Third Party licenses prior to receiving Materials from AVEO. AVEO has disclosed to OSI all necessary Third Party licenses relating to AVEO’s basic modeling technology of which it is aware as of the Restatement Effective Date.

(d) THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY. Any Materials supplied by one Party to the other Party must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known.

2.6 Records and Reports.

(a) Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by or on behalf of such Party.

(b) Reports to the JSC. At each JSC meeting, each Party shall provide to the other Party a report on the progress of the Research Program, evaluating the work performed in relation to the goals of the Research Program. Each Party shall provide such other information required by the Research Program or reasonably requested by the other Party relating to the progress of the goals or performance of the Research Program. In addition, at each JSC meeting AVEO and OSI shall disclose to the JSC the development, making, conception and/or reduction to practice of any Collaboration Know-How.

(c) Activities after Research Program Term. After the expiration of the Research Program Term, OSI shall continue to keep AVEO apprised, once each Calendar Quarter, of the status of OSI’s research, development and/or commercialization activities regarding (i) Collaboration Targets, Collaboration Compounds and Royalty-Bearing Products, and (ii) OSI Active Program Targets and corresponding products by providing written summaries regarding relevant Collaboration Targets, Collaboration Compounds and Royalty-Bearing Products to AVEO within thirty (30) days after the expiration of each Calendar Quarter commencing with the first Calendar Quarter following the expiration of the Research Program Term. In addition, upon either Party’s request to be exercised no more than twice in any Calendar Year, a meeting of the Parties shall be convened to review OSI’s activities with respect to the research, development and/or commercialization of Collaboration Targets, Collaboration Compounds and Royalty-Bearing Products. Such meeting shall be held at the facilities of the Party not requesting the meeting, or at a mutually agreed location, and shall be attended by at least two (2) representatives of AVEO and at least two (2) representatives of OSI responsible for the continued development and commercialization of Collaboration Targets, Collaboration Compounds and Royalty-Bearing Products. Each Party shall bear its own expenses in connection with attending any such meetings.

2.7 Exclusivity Regarding Targets.

(a) Subject to the exceptions set forth in Section 2.8, except with respect to research and development activities pursuant to this Agreement, neither AVEO nor its Affiliates shall, nor shall any of them grant rights to Third Parties to, conduct any research program having the goal of validating or conducting biomarker research on any Candidate Target for the discovery or development of Non-Antibody Compounds for use in the Field during the Candidate Target Exclusivity Period.

(b) After the Candidate Target Exclusivity Period and during the remainder of the Research Program Term, subject to the exceptions set forth in Section 2.8, except with respect to research and development activities pursuant to this Agreement, neither AVEO nor its Affiliates shall, nor shall any of them grant rights to Third Parties to, conduct any research program having the goal of validating or conducting biomarker research on any Nominated Target for the discovery or development of Non-Antibody Compounds for use in the Field.

(c) After the Candidate Target Exclusivity Period and during the remainder of the Research Program Term, subject to the exceptions set forth in Section 2.8, except with respect to research and development activities pursuant to this Agreement, neither AVEO nor its Affiliates shall, nor shall any of them grant rights to Third Parties to, conduct any research program having the goal of validating or conducting biomarker research on any Pre-Selected Antibody Target to which OSI has exercised its Option pursuant to Section 3.7(c) below, for the discovery or development of the applicable Collaboration Antibody for use in the Field.

2.8 Exceptions. The prohibitions set forth in Section 2.7 do not apply to any of the following:

(a) Excluded Targets and Non-Antibody Compounds Directed to Excluded Targets;

(b) [**] and [**] and Non-Antibody Compounds Directed to [**] and [**];

(c) OSI Active Program Targets and Non-Antibody Compounds Directed to OSI Active Program Targets;

(d) AVEO Targets and Non-Antibody Compounds Directed to AVEO Targets;

(e) Antibodies directed to any Target other than the Specified Antibody Targets; and

(f) where AVEO’s involvement in such activity results from AVEO’s acquisition of or by a Third Party (by merger or otherwise), and such Third Party was engaged in such activity prior to such acquisition or merger; provided that (i) AVEO shall not provide any such Third Party with rights or access to (A) OSI Intellectual Property, or (B) Collaboration Intellectual Property for use in connection with activities prohibited by Section 2.7 if undertaken by AVEO, and (ii) in the case where AVEO acquires a Third Party (by merger or otherwise), AVEO does not expand the scope of, or increase the financial commitment to, such Third Party activities, from what it was immediately prior to the acquisition.

2.9 AVEO Targets. Notwithstanding any other provision of this Agreement, if, at any time during the Research Program Term, a Target becomes an AVEO Target, and AVEO has not entered into an agreement with a Third Party that grants rights to such Third Party inconsistent with the rights that would be licensed to OSI under Sections 3.5 and 3.9 were such AVEO Target a Collaboration Target, OSI may, on written notice to AVEO, request that AVEO include such AVEO Target in the Research Program. AVEO shall promptly consider OSI’s request in good faith, and if, in its sole discretion, AVEO agrees to include such AVEO Target in the Research Program, such AVEO Target shall be designated as a Nominated Target.

2.10 AVEO Third Party Programs.

(a) If, at any time during the Research Program Term, AVEO, alone or in collaboration with a Third Party, wishes to commence activities with respect to a Target that would otherwise violate the provisions of Section 2.7(a) (and such activities are not covered by an exception set forth in Section 2.8), AVEO may request, by written notice to OSI, that such Target be designated as an Excluded Target. OSI shall promptly consider AVEO’s request in good faith, and if, in its sole discretion, OSI agrees to designate such Target as an Excluded Target, such Target shall be designated as an Excluded Target and the provisions of Section 2.7 shall no longer apply to such Target.

(b) With respect to any Third Party Target, AVEO agrees to promptly notify OSI of the identity of such Third Party Target if and when AVEO is no longer subject to confidentiality restrictions regarding the disclosure of such Third Party Target.

2.11 Partnering of AVEO Antibody Programs. If, at any time during the Candidate Target Exclusivity Period, AVEO elects to seek a partner specifically with respect to a single program for the research, development or commercialization of Antibody Products Directed to (a) the Targets known as [**], or (b) the Target known as [**], (c) the Target known as [**], or (d) any Nominated Target or Collaboration Target, then AVEO will contact OSI and provide OSI access to information related thereto and relevant to OSI’s determination of interest in initiating partnering discussions, to the same extent as such information is being provided to other interested Parties; provided that AVEO shall also be free to engage in partnering discussions with Third Parties concurrently with any discussions with OSI, and this provision shall not be construed as granting OSI any priority in such negotiations. Negotiations regarding strategic partnerships involving multiple programs or merger and acquisition discussions shall be excluded from the application of this provision.

2.12 [**] Models. AVEO has delivered, and OSI acknowledges receipt of, the [**] Model specified in Section 2.12 of the Original Agreement. AVEO hereby agrees to use Commercially Reasonable Efforts to deliver additional [**] Models to OSI, as selected and requested by OSI, within [**] days after OSI’s written request. Notwithstanding anything to the contrary herein, OSI may transfer an [**] Model (including the rights to use such [**] Model as provided in Section 3.5(b)(i)) only to a Third Party in connection with the sublicense by OSI to such Third Party of (a) rights to research, develop, make and have made, use, offer for sale, sell and import Non-Antibody Compounds or Collaboration Antibodies related to such [**] Model, or (b) the right to develop diagnostics associated with Non-Antibody Compounds or Collaboration Antibodies related to such [**] Model.

2.13 OSI Active Program Model(s) and Activities. AVEO will use Commercially Reasonable Efforts to (a) develop and deliver to OSI an OSI Active Program Model if requested by OSI, and (b) conduct research using the Human Response Prediction™ Research, in each case pursuant to the Research Plan.

2.14 Transfer of Transferred Cell Lines. Upon written request by OSI, AVEO shall [**]. Notwithstanding anything in this Agreement to the contrary, AVEO hereby agrees that Transferred Cell Lines shall be treated as Materials under the Agreement and, except as set forth in this Section 2.14, subject to all provisions regarding transfer of Materials as set forth in the Agreement. Upon payment of the Milestone by OSI to AVEO set forth in 6.4(a)(ii), notwithstanding the provisions of Section 2.5(b), OSI shall not be required to return the Transferred Cell Lines.

2.15 Access to AVEO Bioinformatics Platform. Under the direction of the Project Leaders, AVEO shall provide remote access during the Research Program Term to the AVEO Bioinformatics Tools and AVEO Bioinformatics Data to [**] of OSI at a time) to utilize the AVEO Bioinformatics Tools in the exercise of the license granted to OSI under Section 3.5(d) below. The AVEO Bioinformatics Tools and AVEO Bioinformatic Data shall be deemed AVEO Confidential Information and subject to Article V of this Agreement. OSI agrees that it will not (a) sell, lease, rent, display, license, sublicense, transfer, provide, disclose, or otherwise make available to, or permit the use of, or access to, the AVEO Bioinformatics Tools, in whole or in part, to any Third Party, or otherwise use the AVEO Bioinformatics Tools on a “service bureau” basis.

2.16 Creation of Additional Tumor Models. Upon the Restatement Effective Date, the Parties agree to amend the Research Plan to include use by AVEO of Commercially Reasonable Efforts to create the chimeric tumor models and DC tumor models driven by Targets other than Collaboration Targets for use in the Research Program (the “Additional Tumor Models”). For purposes of clarification, Additional Tumor Models shall not include Target-specific tumor models Directed to Excluded Targets.

2.17 Delivery of Additional [**] Models. Upon the mutual agreement of the Parties and payment of the fee set forth in Section 6.1(e) below, AVEO shall deliver to OSI up to [**] tumor models driven by the Targets known as [**] (“[**] Models”).

ARTICLE III

INTELLECTUAL PROPERTY RIGHTS AND GRANTS OF RIGHTS

3.1 Intellectual Property and Materials Solely Owned by AVEO. AVEO shall own the entire right, title and interest in and to: (a) the AVEO Intellectual Property; (b) the Model Intellectual Property, (c) the Target Intellectual Property, (d) the AVEO Bioinformatics Tools, (e) the AVEO Bioinformatics Data, (f) the AVEO Bioinformatics Source Code, (g) the AVEO Platform Intellectual Property, (h) the AVEO [**] Know-How and (i) the [**] Intellectual Property.

3.2 Intellectual Property Solely Owned by OSI. OSI shall own the entire right, title and interest in and to: (a) OSI Intellectual Property; (b) Product Patent Rights, (c) OSI Active Program Translational Research Intellectual Property; (d) Non-Antibody Compound Intellectual Property; (e) Specified Antibody Intellectual Property, (f) Additional Tumor Model Translational Research Intellectual Property; (g) Translational Research Intellectual Property relating directly to Pre-Selected Antibody Targets and (h) upon exercise of the Option with respect to a particular Collaboration Target, the Translational Research Intellectual Property relating directly to such Collaboration Target (“Collaboration Target Translational Research Intellectual Property”).

3.3 Intellectual Property and Materials Jointly Owned by the Parties.

(a) The Parties will jointly own:

(i) Translational Research Intellectual Property relating directly to a Nominated Target (the “Nominated Target Translational Research Intellectual Property”); and

(ii) all Collaboration Intellectual Property other than (A) Model Intellectual Property; (B) Target Intellectual Property; (C) Collaboration Target Translational Research Intellectual Property (including Translational Research Intellectual Property relating directly to Pre-Selected Antibody Targets), (D) OSI Active Program Translational Research Intellectual Property, (E) Additional Tumor Model Translational Research Intellectual Property, (F) Specified Antibody Intellectual Property and (G) Non-Antibody Compound Intellectual Property.

The Nominated Target Translational Research Intellectual Property and the Collaboration Intellectual Property identified in Section 3.3(a)(ii) shall be referred to herein as the “Joint Intellectual Property”, and Patent Rights within the Joint Intellectual Property shall be referred to herein as “Joint Patent Rights.”

(b) Subject to the licenses granted in Sections 3.6(b) and 3.8(a), either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Intellectual Property throughout the world without the prior written consent of the other Party, without restriction and without the obligation to provide compensation to the other Party; provided that (i) OSI shall have no right to use, license or sublicense its interest in the Nominated Target Translational Research Intellectual Property except as required to perform its obligations under the Research Program, and (ii) AVEO shall have no right to use, license or sublicense its interest in Nominated Target Translational Research Intellectual Property except (A) as required to perform its obligations under the Research Program, (B) in connection with the discovery, development and commercialization of Antibody Products and associated diagnostics, and (C) in connection with the discovery, development and commercialization of Non-Antibody Products Directed to AVEO Targets and associated diagnostics.

(c) Subject to Section 3.3(b)(i), OSI covenants not to use the Translational Research Intellectual Property for any purpose other than (i) the discovery, development and commercialization of diagnostics related to Non-Antibody Products and Collaboration Antibodies, (ii) the discovery, development and commercialization of Non-Antibody Products and Collaboration Antibodies in the Field, unless OSI delivers the Expansion Notice and pays the Initial License Expansion Fee, in which case OSI shall be entitled to use the Translational Research Intellectual Property for the discovery, development and commercialization of OSI Non-Antibody Products and Collaboration Antibodies, (iii) the sublicense of the Translational Research Intellectual Property in

connection with the discovery, development and commercialization of diagnostics related to Non-Antibody Products and Collaboration Antibodies, and (iv) the sublicense of the Translational Research Intellectual Property in connection with the discovery, development and commercialization of Non-Antibody Products and Collaboration Antibodies in the Field, unless OSI delivers the Expansion Notice and pays the Initial License Expansion Fee, in which case OSI shall be entitled to sublicense the Translational Research Intellectual Property in connection with the discovery, development and commercialization of OSI Non-Antibody Products and Collaboration Antibodies, all in accordance with this Agreement.

3.4 Inventorship; Implementation of Sole and Joint Ownership.

(a) For purposes of this Agreement, inventorship shall be determined in accordance with United States patent Laws.

(b) To implement the rights of sole and joint ownership throughout the world as provided for in Sections 3.1, 3.2 and 3.3, each Party hereby assigns to the other Party, and hereby grants to the other Party all consents, licenses and waivers, in each case that are necessary to achieve such sole or joint ownership and the rights associated with such sole or joint ownership worldwide, and agrees to provide documents evidencing or that may be required to record such assignments, consents, licenses and waivers promptly upon the other Party’s request. Each of the foregoing assignments and other grants is coupled with an interest. Promptly after requested in writing, each Party shall provide to the other all documents and instruments required to evidence or record any such assignments, consents, licenses or waivers, or (to the extent otherwise consistent with this Agreement) to enforce rights in the assigned Patent Rights. Each Party hereby appoints the other Party as the appointing Party’s attorney-in-fact to execute and deliver each of the foregoing documents and instruments if the other Party is unable, after making reasonable inquiry, to obtain the appointing Party’s signature on any such documents and instruments. This Section 3.4 shall not be deemed, read, or used to contradict or undermine the Parties’ rights and obligations as otherwise set forth in this Article III, or as set forth in Article VI and Article VII.

3.5 Licenses to OSI.

(a) Research License. During the Research Program Term, AVEO grants to OSI, and OSI accepts, a world-wide, royalty-free, non-exclusive license, without the right to grant sublicenses, under the AVEO Intellectual Property, and AVEO’s interest in the Collaboration Intellectual Property (including AVEO’s interest in the Model Intellectual Property and the Target Intellectual Property), solely to the extent necessary to conduct activities assigned to it under the Research Plan; provided that, AVEO hereby agrees, during the Research Program Term, not to grant any rights to a Third Party with respect to Model Intellectual Property specific to OSI Active Program Models known as the [**] Models and [**] Models (the “Specified Models”). For purposes of clarification, AVEO shall retain the ability to use the Model Intellectual Property related to the Specified Models for research and development purposes, including for the conduct of research or development activities on behalf of or in collaboration with Third Parties.

(b) License Right to Models.

(i) AVEO hereby grants to OSI a non-exclusive, perpetual, royalty free license, including the right to grant sublicenses in accordance with Section 3.9(b), to use any [**] Model delivered pursuant to Section 2.12 solely for OSI’s internal research, development and commercialization purposes to test Non-Antibody Compounds or Collaboration Antibodies.

(ii) AVEO hereby grants to OSI a non-exclusive, perpetual royalty-free license, including the right to grant sublicenses in accordance with Section 3.9(b) to use the OSI Active Program Models delivered pursuant to Section 2.13 solely for its internal research, development and commercialization purposes to test Non-Antibody Compounds against the OSI Active Program Targets, without restriction or further obligation to AVEO, other than the payment obligations set forth in Section 6.8.

(iii) AVEO hereby grants to OSI a non-exclusive, perpetual, royalty free license, including the right to grant sublicenses in accordance with Section 3.9(b), to use the [**] Models delivered pursuant to Section 2.17 solely for its internal research, development and commercialization purposes to test Non-Antibody Compounds without restriction or further obligation to AVEO, other than the payment obligations set forth in Section 6.1(e).

(c) AVEO [**] Index. Subject to the provisions of Section 3.8(b), AVEO hereby grants to OSI an exclusive, world-wide, royalty-bearing, perpetual (subject to Article IX below) license, including the right to grant sublicenses in accordance with Section 3.9(b), under the AVEO [**] Know-How, to research, develop, make and have made, use, offer for sale, sell and import [**] Compounds and [**] Products and associated diagnostics; provided that, AVEO shall retain the right to (i) use the AVEO [**] Know-How for any research (including internal use related to existing and future Third-Party collaborations), development and commercialization of products and associated diagnostics, and (ii) grant licenses under the AVEO [**] Know-How in connection with any research, development and commercialization of AVEO’s proprietary compound know as tivozanib (AV-951).

(d) AVEO Bioinformatics Platform.

(i) AVEO hereby grants to OSI a non-exclusive, world-wide, royalty-free license, without the right to grant sublicenses, during the Research Program Term to use the then current version of the AVEO Bioinformatics Tools, as in existence during the Research Program Term, in object code form only, via remote access as set forth in Section 2.15 above, to research, develop and commercialize Non-Antibody Compounds, Collaboration Antibodies and associated diagnostics. OSI may freely use the resultant data from use of the AVEO Bioinformatics Tools without restriction.

(ii) AVEO hereby grants to OSI a non-exclusive, world-wide, perpetual (subject to Article IX below), royalty-free license, including the right to grant sublicenses in accordance with Section 3.9(b), to use, copy, manipulate and modify the AVEO Bioinformatics Data to research, develop and commercialize Non-Antibody Compounds, Collaboration Antibodies and associated diagnostics.

(iii) Effective as of the date of expiration of the Research Program Term and subject to the payment of either the fee set forth in Section 6.1(g) below or the Initial License Expansion Fee set forth in Section 6.1(f)(i) AVEO shall grant to OSI a non-exclusive, world-wide, perpetual (subject to Article IX below), royalty-free license, without the right to grant sublicenses, to use the AVEO Bioinformatics Tools in existence as of the Restatement Effective Date, including the Bioinformatics Tools Source Code, to research, develop and commercialize Non-Antibody Compounds, Collaboration Antibodies and associated diagnostics, including the right to modify, enhance and create derivative works of the AVEO Bioinformatics Tools; provided that, OSI shall not take any action that would cause the AVEO Bioinformatics Tools, including the Bioinformatics Tools Source Code, to be placed in the public domain. Upon payment of the fee set forth in Section 6.1(g), AVEO shall (A) deliver to OSI the Bioinformatics Tools Source Code in a medium to be agreed by the Parties by no later than [**] days after the expiration of the Research Program Term, (B) use Commercially Reasonable Efforts to provide OSI with technical support in order to enable OSI to independently utilize the AVEO Bioinformatics Tools, including the Bioinformatics Tools Source Code and (C) deliver, contemporaneously with the Bioinformatics Tools Source Code, the documentation set forth in Schedule 3.5(d)(iii). Promptly after the Restatement Effective Date, AVEO will deposit a current copy of the Bioinformatics Tools Source Code with a mutually agreed Third Party escrow agent (the “Escrow Agent”). In addition, within [**] months of the Restatement Effective Date, AVEO will deposit materials and annotations related to the Bioinformatics Tools Source Code in a form usable by a reasonably trained programmer with the Escrow Agent. The Escrow Agent will maintain the Bioinformatics Tools Source Code and such related materials and annotations pursuant to an escrow agreement (the “Escrow Agreement”) in a form and with terms acceptable to AVEO and OSI, to be entered into by AVEO, OSI and the Escrow Agent within [**] month after the Restatement Effective Date. The Bioinformatics Tools Source Code and such related materials and annotations shall be released to OSI from the Escrow Agent upon the payment to AVEO of either the fee set forth in Section 6.1(g) or the Initial License Expansion Fee set forth in Section 6.1(f)(i), as detailed more fully in the Escrow Agreement.

(iv) Subject to Section 8.2(g) OSI shall be solely responsible for obtaining any necessary Third Party licenses prior to receiving the rights granted to OSI under Section 2.15 and this Section 3.5(d).

(e) License to Antibodies for Diagnostic Use. AVEO hereby grants to OSI a non-exclusive, perpetual (subject to Article IX above), world-wide, royalty-free license, including the right to grant sublicenses in accordance with Section 3.9, under the AVEO Intellectual Property and AVEO’s interest in the Collaboration Intellectual Property to research, develop, make and have made, use, offer for sale, sell and import Antibodies solely for diagnostic use in connection with OSI products.

3.6 Licenses to AVEO.

(a) Non-Exclusive Licenses During Research Program Term. During the Research Program Term, OSI grants to AVEO, and AVEO accepts, a worldwide, royalty-free non-exclusive license, without the right to grant sublicenses, under the OSI Intellectual Property, and OSI’s interest in the Collaboration Intellectual Property (including OSI’s interest in the Translational Research Intellectual Property) and Product Patent Rights, solely to the extent necessary to conduct activities assigned to it under the Research Plan.

(b) Exclusive Licenses to Collaboration Intellectual Property. OSI hereby grants to AVEO an exclusive, world-wide, perpetual (subject to Article IX below) license, with the right to grant sublicenses, under OSI’s interest in the Collaboration Intellectual Property, other than the Non-Antibody Compound Intellectual Property and Specified Antibody Intellectual Property, (i) to make and have made, use, offer for sale, sell and import Antibody Products Directed to any Target other than Specified Antibody Targets, and associated diagnostics, and (ii) to make, have made, use, offer for sale, sell and import Non-Antibody Products Directed to AVEO Targets and associated diagnostics.

(c) Exclusive Licenses to Additional Tumor Model Translational Research Intellectual Property. OSI hereby grants to AVEO an exclusive, world-wide, perpetual license, with the right to grant sublicenses, under the Additional Tumor Model Translational Research Intellectual Property to make and have made, use, offer for sale, sell and import Antibody Products Directed to any Target other than Specified Antibody Targets, and associated diagnostics.

3.7 Exclusive Option for Collaboration Targets. For each of the Final Nominated Targets (as defined below) and Additional Antibody Targets, AVEO hereby grants to OSI, on a Nominated Target-by-Nominated Target and Additional -Antibody-Target-by- Additional-Antibody-Target basis, an exclusive option to obtain an exclusive (even as to AVEO) license (in accordance with Section 3.8) to up to [**] of such Collaboration Targets during the Research Program Term, pursuant to and subject to the provisions of this Section 3.7 (the “Option”); provided that, an Additional Antibody Target shall be subject to the provisions of Sections 3.7 and 3.8 but shall not be counted as one of such [**] Collaboration Targets.

(a) Initial Procedure for Pre-Collaboration Targets. Prior to the Restatement Effective Date, AVEO submitted to OSI target packages with respect to each of the [**] Pre-Collaboration Targets (each a “Pre-Collaboration Target Package”) pursuant to and in compliance with the Original Agreement. Pursuant to the terms of the Original Agreement, OSI elected to exercise its Option with respect to [**] of the Pre-Collaboration Targets and, accordingly, the remaining [**] Pre-Collaboration Targets became both AVEO Targets and Reverted Targets (as defined in Section 3.7(c)(ii) below).

(b) Initial Procedure for Candidate Targets.

(i) Pursuant to and in compliance with the terms of the Original Agreement, the Parties evaluated and prioritized the AVEO Existing Targets and the OSI Existing Targets and prepared a Candidate Target List, identifying those Targets that were to be included in the Research Program within [**] days after the Original Effective Date. From time to time during the Candidate Target Exclusivity Period the JSC may add Targets to (provided rights are available), or remove Targets from, the Candidate Target List. Any AVEO Existing Target that is not on the Candidate Target List and any AVEO Existing Target or OSI Existing Target that is removed from the Candidate Target List by the JSC, shall be deemed to be an AVEO Target hereunder.

(ii) During the Research Program Term, the JSC shall prioritize the Candidate Targets and select Candidate Targets from the Candidate Target List for validation studies by the Parties. Upon each such selection by the JSC, the applicable Candidate Target shall be designated as a Nominated Target hereunder, and the remaining provisions of this Section 3.7(b) shall apply. The JSC shall designate a number of Nominated Targets based on the available resources under the Research Plan to conduct the intended validation studies.

(iii) Promptly after the JSC’s selection of any Candidate Target as a Nominated Target, the JSC shall approve a specific research plan designed to develop a target package with respect to such Nominated Target (respectively, the “Nominated Target Package Plan” and the “Nominated Target Package”). Each Nominated Target Package Plan shall provide for the conduct of further validation studies by both AVEO and OSI, including the application of AVEO’s Model and OSI’s EMT assays and associated technology, and shall set forth specific validation criteria for the Nominated Target (the “Validation Criteria”). In connection with the development of Validation Criteria for a specific Nominated Target, the Parties may agree to deliver a Collaboration Model Directed to such Nominated Target as set forth in the applicable Research Plan.

(iv) Upon completion of the work required by any Nominated Target Package Plan and confirmation by the JSC that the Validation Criteria have been met AVEO shall promptly deliver such Nominated Target Package to OSI, and OSI shall have [**] days from its receipt of the Nominated Target Package to exercise its Option to the applicable Nominated Target pursuant to Section 3.7(c).

(v) If, with respect to any Nominated Target, the JSC determines that the Validation Criteria are not met, or if the JSC determines at any time (including prior to completion of the work required by any Nominated Target Package Plan) that the data generated pursuant to the conduct of any Nominated Target Package Plan does not support the designation of such Nominated Target as a Collaboration Target, either (A) on a JSC determination made within [**] days after completion of the Nominated Target Package Plan that additional validation work is warranted, the JSC shall, within [**] days after making such determination, establish a research plan specifying the further validation work to be conducted by the Parties, and such additional validation work will be deemed a Nominated Target Package Plan for purposes of Section 3.7(b)(iii), above, or (B) if the JSC does not determine within [**]

days after completion of the Nominated Target Package Plan that additional validation work is warranted, then any such Nominated Target shall automatically be deemed to be an AVEO Target.

(c) Option Exercise.

(i) With respect to each Nominated Target, OSI shall have a period of [**] days after its receipt of each Nominated Target Package, but in no case more than [**] days following the expiration of the Research Program Term (the “Option Period”), to exercise its Option to obtain the exclusive license set forth in Section 3.8 with respect to such Nominated Target, such Option to be exercised by written notice to AVEO prior to expiration of the applicable Option Period. OSI may elect at any time during the Research Program Term to exercise its Option to obtain the exclusive license set forth in Section 3.8 with respect to a mutually agreed to Additional Antibody Target. If OSI exercises its Option with respect to a Nominated Target or Additional Antibody Target, as the case may be, prior to expiration of the Option Period with respect to a Nominated Target or prior to expiration of the Research Program Term with respect to an Additional Antibody Target, (A) such Nominated Target or Additional Antibody Target shall be designated as a Collaboration Target hereunder, effective as of the date of OSI’s exercise of its Option, (B) OSI shall pay AVEO the milestone set forth in Section 6.1(d) solely with respect to the exercise of an Option in connection with an Additional Antibody Target, (C) AVEO shall assign to OSI its entire right, title and interest in, to and under the Collaboration Target Translational Research Intellectual Property relating to such Collaboration Target, and (D) the exclusive license set forth in Section 3.8(a) shall apply to such Collaboration Target.

(ii) If OSI fails to exercise its Option with respect to any Nominated Target prior to expiration of the applicable Option Period (each, a “Reverted Target”), then effective as of the expiration of the Option Period, (A) the rights and licenses granted to OSI pursuant to Section 3.5(a) shall no longer apply to such Reverted Target or any AVEO Intellectual Property or Collaboration Intellectual Property related thereto, (B) for a period of [**] months after the expiration of the Option Period for such Nominated Target, neither OSI nor its Affiliates shall, nor shall any of them grant rights to a Third Party to, conduct any research or development program with respect to such Reverted Target unless otherwise agreed to by the Parties; and (C) the exclusive licenses to AVEO set forth in Section 3.6(b) shall apply to such Reverted Target; provided that the provisions of subsection 3.7(c)(ii)(B) shall not apply where OSI’s involvement in such activity results from OSI’s acquisition of or by a Third Party (by merger or otherwise), and such Third Party was engaged in such activity prior to such acquisition or merger; provided that (1) OSI shall not provide any such Third Party with rights or access to AVEO Intellectual Property, or Collaboration Intellectual Property for use in connection with activities prohibited by subsection 3.7(c)(ii)(B) if undertaken by OSI, and (2) in the case where OSI acquires a Third Party (by merger or otherwise), OSI does not expand the scope of, or increase the financial commitment to, such Third Party activities, from what it was immediately prior to the acquisition. Notwithstanding anything to the contrary herein, but subject to Section 3.7(c)(ii)(A), Section 3.7(c)(ii)(B) shall not prohibit OSI from in-licensing Antibodies Directed to such Reverted Target from a Third Party.

(iii) On or before December 31, 2009, the Parties hereby agree to designate as Nominated Targets an aggregate of [**] Targets from the Candidate Target List (inclusive of the Targets designated as Nominated Targets by the Parties prior to the Restatement Effective Date pursuant to the terms of the Original Agreement but exclusive of any Specified Antibody Targets) (the “Final Nominated Targets”). Notwithstanding anything to the contrary set forth herein, OSI may elect to exercise its Option with respect to up to [**] Final Nominated Targets (other than the Target known as [**]) at any time during the Research Program Term without the delivery of a Nominated Target Package by AVEO (each, a “Non-Validated Collaboration Target”).

3.8 Exclusive Product Licenses to OSI.

(a) Subject to Section 3.8(b), upon exercise of its Option for a specified Collaboration Target pursuant to Section 3.7(c), AVEO hereby grants to OSI an exclusive (even as to AVEO), perpetual (subject to Article IX), world-wide, royalty-bearing license, including the right to grant sublicenses in accordance with Section 3.9, under the AVEO Intellectual Property and AVEO’s interest in the Collaboration Intellectual Property (including its rights in any Model or Target Intellectual Property), to research, develop, make and have made, use, offer for sale, sell and import Product(s) Directed to such Collaboration Target in the Field, and associated diagnostics. Upon selection by OSI, pursuant to a written notice to AVEO in accordance with Section 1.91, of a Target set forth on Schedule 1.91 which is designated as a Pre-Selected Antibody Target, AVEO hereby grants to OSI an exclusive (even as to AVEO), perpetual (subject to Article IX above), world-wide, royalty-bearing license, including the right to grant sublicenses in accordance with Section 3.9, under the AVEO Intellectual Property and AVEO’s interest in the Collaboration Intellectual Property (including its rights in any Model or Target Intellectual Property), to research, develop, make and have made, use, offer for sale, sell and import Product(s) Directed to such Pre-Selected Antibody Target in the Field, and associated diagnostics.

(b) The provisions of Section 3.8(a) notwithstanding, AVEO shall have the right, at any time during the Term, to initiate an AVEO [**] Program, and shall provide OSI with prompt written notice thereof (the “[**] Notice”). If, prior to the date of such [**] Notice, OSI has exercised its right to receive an exclusive license pursuant to Section 3.8(a) with respect to [**], then, effective as of the date of such [**] Notice, (i) such exclusive license shall be converted to a co-exclusive license with AVEO and (ii) the milestone and royalty obligations of OSI with respect to [**] shall be adjusted as set forth in Section 6.7; provided that, each Party shall have the right to freely grant a single exclusive license or sublicense in any territory without the consent of the other Party. If, prior to the date of such [**] Notice, OSI has not exercised its Option to obtain an exclusive license pursuant to Section 3.8(a) with respect to [**], but OSI exercises such Option after the date of such notice, then effective upon the grant of such license under Section 3.8(a), (i) such exclusive license shall be automatically deemed to be a co-exclusive license with AVEO and (ii) the milestone and royalty obligations of OSI with respect to [**] shall be adjusted as set forth in Section 6.7; provided that, each Party shall have the right to freely grant a single, exclusive license or sublicense in any territory, without the consent of the other Party.

3.9 Sublicenses.

(a) OSI shall have the right, at any time, to grant sublicenses under the licenses granted to it under Section 3.8(a) to (i) OSI’s Affiliates and (ii) Third Parties.

(b) OSI shall have the right to grant sublicenses under the licenses granted to it under Sections 3.5(b), 3.5(c), 3.5(d)(ii) and 3.5(e) to (i) Affiliates at any time, and (ii) Third Parties solely in connection with the sublicense by OSI to such Third Party of (A) rights to research, develop, make and have made, use, offer for sale, sell and import associated Non-Antibody Compounds or Collaboration Antibodies, or (B) the right to develop diagnostics associated with such Non-Antibody Compounds or Collaboration Antibodies.

(c) OSI shall provide AVEO with the following information with respect to each sublicensee provided for in Sections 3.9(a) and (b), and with respect to any licensee of rights to a Royalty-Bearing Product: (i) the identity of the licensee or Sublicensee, and (ii) the Collaboration Target, Collaboration Compound(s), Royalty-Bearing Product, if and as applicable, that is the subject of the license or sublicense. Any sublicense granted by OSI shall impose on the Sublicensee obligations consistent with the obligations imposed on OSI pursuant to this Agreement, and OSI shall remain responsible to AVEO for the performance of the obligations of its Sublicensees and such Sublicensee’s compliance with the terms of this Agreement.

3.10 Rights Retained by the Parties. Except as expressly set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Confidential Information disclosed to it under this Agreement or under any Patent Rights or Know-How Controlled by the other Party or its Affiliates. Without limiting the generality of the foregoing, any of AVEO’s rights to AVEO Intellectual Property, AVEO Bioinformatics Tools, and Collaboration Intellectual Property not specifically licensed to OSI shall be retained by AVEO, and any of OSI’s rights to OSI Intellectual Property, Collaboration Intellectual Property and Product Patent Rights not specifically licensed to AVEO shall be retained by OSI.

3.11 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that OSI, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against AVEO under the U.S. Bankruptcy Code, OSI shall be entitled to a complete duplicate of or complete access to (as OSI deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided OSI continues to fulfill its payment and/or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to OSI (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by OSI, unless AVEO elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of AVEO upon written request therefore by OSI. The foregoing is without prejudice to any rights OSI may have arising under the U.S. Bankruptcy Code or other applicable Law.

ARTICLE IV

DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; DILIGENCE

4.1 Responsibility for Development and Commercialization. OSI shall have full responsibility, at its sole expense, for the worldwide development, manufacturing and commercialization of Royalty-Bearing Products in the Field.

4.2 Commercially Reasonable Efforts.

(a) OSI shall exercise Commercially Reasonable Efforts (itself or through an Affiliate or Sublicensee) to develop, obtain Regulatory Approval for and commercialize Products with respect to each Collaboration Target in the Major Countries.

(b) Without limiting the generality of the foregoing, OSI shall be deemed to have failed to exercise such Commercially Reasonable Efforts if, with respect to any Collaboration Target licensed to OSI pursuant to this Agreement, OSI fails to initiate an internal exploratory project within [**] after the date of its designation as a Collaboration Target. Initiation of an exploratory project for the Collaboration Target may be achieved by (i) the commencement of a high throughput screen or a virtual screen, (ii) the allocation of at least [**] FTEs (derived from either internal or external sources) for a period of at least [**], (iii) entering into a collaboration with a Third Party for the development of an oligonucleotide-based therapeutic, in each case with respect to the applicable Collaboration Target, (iv) generation of a protein-ligand X-ray co-crystal structure and (v) with respect to a Specified Antibody Target, (A) entering into a collaboration with a Third Party for the development of an Antibody therapeutic or (B) commencing generation of an Antibody for purposes of drug discovery. The provisions of the foregoing sentence notwithstanding, OSI shall not be deemed to be in breach of its obligations under this subsection (b) with respect to any Collaboration Target if OSI fails to achieve at least [**] of the objectives set forth in the foregoing clauses (i), (ii), (iii) and (v) due to scientific or technical impediments outside OSI’s control and, during such [**] period and thereafter OSI has applied and continues to apply a good faith effort to resolve such scientific or technical impediments, it being understood that OSI shall lose its right to benefit from this Section 4.2(b) if at any time OSI ceases to apply good faith efforts to resolve such scientific or technical impediments.

4.3 OSI Election to Terminate Activities.

(a) OSI may, at any time and in its sole discretion, elect to terminate the research, development and/or commercialization of any or all Collaboration Target(s) and all associated Collaboration Compounds and Products. If, at any time, OSI in its sole discretion elects to terminate the research, development and/or commercialization of a Collaboration Target and all associated Collaboration Compounds and Products, (a) OSI shall provide AVEO with prompt written notice thereof (b) this Agreement shall terminate, effective as of the date of such notice, solely with respect to such Collaboration Target and all Collaboration Compounds and Products Directed thereto, and (c) any such Collaboration Target that was not an OSI Active Program Target shall automatically be deemed to be an AVEO Target hereunder, effective as of the date of OSI’s notice given pursuant to this Section 4.3.

(b) If OSI elects to terminate the research, development and/or commercialization of any or all Collaboration Target(s) and all associated Collaboration Compounds and Products pursuant to Section 4.3(a), (i) the consequences set forth in Section 9.3(b) shall apply, (ii) neither OSI nor its Affiliates shall, nor shall any of them grant rights to a Third Party to, conduct any research or development program with respect to such Collaboration Target for a period of [**] (the “Restricted Period”) after OSI’s notice pursuant to Section 4.3(a); provided that, (I) the Restricted Period shall be [**] for any Collaboration Target that is also a Non-Validated Collaboration Target, and (II) this Section 4.3(b)(ii) shall not apply if OSI’s involvement in such activity results from OSI’s acquisition of or by a Third Party (by merger or otherwise), and such Third Party was engaged in such activity prior to such acquisition or merger; provided further that (A) OSI shall not provide any such Third Party with rights or access to (1) AVEO Intellectual Property, or (2) Collaboration Intellectual Property for use in connection with activities prohibited by subsection (ii) of this Section 4.3(b) if undertaken by OSI, and (B) in the case where OSI acquires a Third Party (by merger or otherwise), OSI does not expand the scope of, or the financial commitment to, such Third Party activities, from what it was immediately prior to the acquisition.

(c) The foregoing provisions of Section 4.3(a) and (b) notwithstanding, if OSI wishes to seek a Third Party partner to continue or participate in any of the research, development and/or commercialization of any or all Collaboration Target(s) and all associated Collaboration Compounds and Products (the “Section 4.3(c) Opportunity”), OSI will provide notice to AVEO that OSI wishes to seek such Third Party partner (the “Partnering Notice”). Upon receipt of a Partnering Notice, AVEO may request, and OSI shall promptly provide to AVEO, all information relating to the Section 4.3(c) Opportunity and relevant to AVEO’s determination of interest in initiating partnering discussions, to the same extent as such information is or will be provided to interested Third Parties (if any). If AVEO wishes to initiate partnering discussions with OSI regarding the Section 4.3(c) Opportunity, then AVEO shall provide OSI with notice thereof, and AVEO and OSI shall promptly commence and thereafter engage in good faith discussions with the objective of reaching, as expeditiously as possible, an agreement regarding the Section 4.3(c) Opportunity; provided that OSI may engage in discussions with Third Parties regarding the Section 4.3(c) Opportunity concurrently with any discussions with AVEO, and this Section 4.3(c) shall not be construed as granting AVEO any priority in such negotiations.

ARTICLE V

CONFIDENTIALITY AND PUBLICATION

5.1 Nondisclosure Obligation. The Parties agree that during the Term, and for a period of [**] years thereafter, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own most highly confidential proprietary information (but at a minimum each Party shall use Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

5.2 Authorized Disclosure. Notwithstanding Section 5.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing for, prosecuting or maintaining Collaboration Patent Rights;

(b) filings with Regulatory Authorities;

(c) prosecuting or defending litigation with respect to Collaboration Targets, Collaboration Intellectual Property or Royalty-Bearing Products;

(d) complying with applicable Laws or submitting information to tax or other Governmental Authorities; provided that if the receiving Party is required by Law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(e) to (i) its Affiliates, and to prospective and actual acquirers, licensees, Sublicensees, employees, consultants, agents, accountants, lawyers, advisors and investors, and (ii) others in order to exercise such Party’s rights or fulfill its obligations under this Agreement (including commercialization or sublicensing of Royalty-Bearing Products) on a need to know basis, each of whom in (i) and (ii) prior to disclosure must be bound by written obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article V and that are of reasonable duration in view of the circumstances of the disclosure; and

(f) to the extent mutually agreed to in writing by the Parties.

5.3 Scientific Publications. Neither Party shall first publish or first present in a public forum the scientific or technical results of any activities performed pursuant to this Agreement without the opportunity for prior review by the other Party, except that (a) OSI may freely publish OSI scientific or technical results related to Collaboration Compounds, Collaboration Antibodies or Royalty-Bearing Products, and (b) AVEO may freely publish AVEO scientific or technical results related to any rights granted to OSI pursuant to Article X herein; provided that, AVEO may not publish the Bioinformatics Tools Source Code in its entirety, or any portion of the Bioinformatics Tools Source Code that would enable the public to substantially replicate the AVEO Bioinformatics Tools. Subject to the foregoing exception, each Party agrees to provide the other Party with the opportunity to review any proposed abstracts, manuscripts or scientific presentations (including verbal presentations) which relate to its activities performed pursuant to this Agreement or any Collaboration Target at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications first. The Parties agree to review and decide whether to delay publication to permit filing of patent applications. Neither Party shall have the right to publish or present Confidential Information of the other Party. Nothing contained in this Section 5.3 shall prohibit the inclusion of information necessary for a patent application, provided that the non-filing Party is given a reasonable opportunity to review the information to be included prior to submission of such patent application and to request deletion of its Confidential Information.

5.4 Press Releases and Other Disclosures. The press release announcing the expansion of the Parties’ collaboration as contemplated by this Agreement will be mutually agreed upon by the Parties, and the Parties will cooperate in the release thereof as soon as practicable after the Restatement Effective Date. No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 5.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of Article V, a Party may (a) disclose the existence and terms of this Agreement or a Party’s or the Parties’ activities under this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, (b) disclose the existence and terms of this Agreement, or a Party’s or the Parties’ activities under this Agreement, under written obligations of confidentiality to existing and potential agents, advisors, contractors, investors, licensees, Sublicensees, collaborators and acquirers, in connection with such Party’s activities hereunder and in connection with such Party’s financing activities, and (c) publicly announce any of the matters set forth in the initial press release; provided that such announcements do not entail disclosure of non-public technical or scientific information (which, for purposes of clarity, excludes clinical trial results) and the announcing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

5.5 Retained Rights. The foregoing provisions of this Article V notwithstanding, AVEO shall not be prevented from using or disclosing AVEO Confidential Information, and OSI shall not be prevented from using or disclosing OSI Confidential Information, for applications outside the Field for any purpose.

ARTICLE VI

PAYMENTS; ROYALTIES AND REPORTS

6.1 License Payments.

(a) In consideration of the rights to AVEO Intellectual Property granted on the Original Effective Date, OSI paid to AVEO Seven Million Five Hundred Thousand Dollars ($7,500,000) within ten (10) days after the Original Effective Date.

(b) In consideration of AVEO efforts under the first year of the Research Program, OSI paid to AVEO Two Million Five Hundred Thousand Dollars ($2,500,000) within ten (10) days after the Original Effective Date.

(c) In consideration of the expansion of the Research Program as set forth in this Agreement as of the Restatement Effective Date, OSI shall pay to AVEO Five Million Dollars ($5,000,000) within ten (10) days after the Restatement Effective Date.

(d) If OSI exercises its Option with respect to an Additional Antibody Target in accordance with Section 3.7, OSI will pay to AVEO [**] Dollars ($[**]) for each Additional Antibody Target selected by the Parties within thirty (30) days after written notice to AVEO of the exercise of such Option, and within thirty (30) days after AVEO has submitted an invoice for such amount to OSI.

(e) In the event that AVEO delivers a [**] Model to OSI pursuant to Section 2.17, OSI will pay to AVEO [**] Dollars ($[**]) upon the delivery of each such [**] Model, and within thirty (30) days after AVEO has submitted an invoice for such amount to OSI.

(f) In the event that OSI exercises its Collaboration Expansion Option pursuant to Section 10.1, OSI shall pay to AVEO an aggregate of Twenty Five Million Dollars ($25,000,000) in consideration for the rights granted to OSI under Article X herein (the “License Expansion Fee”) as follows:

Milestone Event		Payment

(i)	Upon delivery of the Expansion Notice (the “Initial License Expansion Fee”)	$	[	**]

(ii)	Within thirty (30) Business Days after completion of the Technology Transfer pursuant to criteria set forth in Tech Transfer Plan	$	[	**]

(g) In the event that OSI elects not to exercise its Collaboration Expansion Option on or before January 15, 2011, then OSI shall either (i) pay to AVEO [**] Dollars ($[**]) by no later than January 31, 2011, or (ii) allow certain rights under the Agreement to terminate pursuant to Section 9.5 below.

6.2 Equity Investment.

(a) OSI purchased Five Million Five Hundred Thousand Dollars ($5,500,000) of Series C Preferred Stock of AVEO at Three Dollars ($3.00) per share pursuant to the terms of the Series C Convertible Preferred Stock Purchase Agreement entered into by the Parties as of the Original Effective Date.

(b) OSI shall purchase Fifteen Million Dollars ($15,000,000) of Series E Preferred Stock of AVEO at Four Dollars ($4.00) per share pursuant to the terms of the Series E Convertible Preferred Stock Purchase Agreement entered into by the Parties as of the Restatement Effective Date.

6.3 Research Program Funding; Technology Transfer Funding.

(a) In consideration of AVEO’s performance of its obligations under the Research Program, OSI has paid AVEO for the first three quarters of the Second Research Program Year through July 31, 2009 an amount equal to Six Hundred Twenty-Five Thousand Dollars ($625,000) per quarter. Effective August 1, 2009, OSI shall pay AVEO [**] Dollars ($[**]) per year (the “Annual FTE Rate”) for each FTE supporting the Research Program. Each such pro-rated payment (i.e., $[**] per FTE per quarter) shall be due on or before the first day of each quarter commencing on August 1, 2009 (the “Quarterly Payment Due Date”), provided that the last quarterly invoice will only cover a period of two months. AVEO shall submit quarterly invoices to OSI at least thirty (30) days prior to the first day of each Quarterly Payment Due Date (provided that, the invoice for payment on August 1, 2009 shall be delivered on the Restatement Effective Date). In exchange for such funding, AVEO will devote to the Research Program a minimum of [**] FTEs in each Research Program Year; provided however, that OSI may increase such number of FTEs devoted to the Research Program (further provided however, that, AVEO shall not be obligated to devote more than [**] FTEs in the aggregate to the Research Program in any Research Program Year). For purposes of the foregoing, an “FTE” shall mean [**] hours of work devoted to or in support of Research Program in accordance with the Research Plan that is carried out by one or more employees, contract personnel or consultants of AVEO, measured in accordance with AVEO’s normal time allocation practices from time to time. In no event shall an individual account for more than one FTE year in any Research Program Year.

(b) In addition to the amounts set forth in Section 6.3(a), except as set forth in this Section 6.3(b), OSI shall be responsible for (i) all significant actual out-of-pocket expenses related to the Research Program, including [**], and (ii) [**] percent ([**]%) of mouse acquisition costs (the “Research Program Expenses”). AVEO shall be responsible for [**] percent ([**]%) of mouse acquisition costs and all of the mouse housing costs related to the Research Program. The Research Program Expenses shall be budgeted annually by the JSC. AVEO shall submit quarterly invoices to OSI for all Research Program Expenses incurred by AVEO, and OSI shall pay such invoices within thirty (30) days after receipt thereof.

(c) In consideration of AVEO’s performance of its obligations pursuant to the Technology Transfer as delineated in the Tech Transfer Plan, OSI shall pay AVEO all actual out-of-pocket expenses related to the Technology Transfer and a pro-rated portion of the Annual FTE Rate for each FTE supporting the Technology Transfer during the Tech Transfer Period. Each such pro-rated payment (i.e., $[**] per FTE per month) and related out-of-pocket expenses shall be due in arrears upon receipt by OSI of the monthly invoice detailing such services issued.

6.4 Event Milestone Payments.

(a) Early Milestone Payments. OSI shall pay to AVEO the following non-refundable, non-creditable milestone payments with respect to each OSI Active Program Target or Collaboration Target (as applicable) to achieve the applicable milestone event:

Milestone Event	Payment

(i) [**]	$	[	**]

(ii) [**]	$	[	**]

provided that, AVEO shall waive the milestone payments under (I) Section 6.4(a)(i) with respect to the first [**] and (II) Section 6.4(a)(ii) with respect to (A) the first [**] after the Restatement Effective Date and (B) the first [**].

For purposes of clarity, the milestone payments set forth in this Section 6.4(a) shall be payable once with respect to [**] (as applicable) to achieve the applicable milestone event, upon the earliest achievement of the applicable milestone event by each such Target.

(b) Development Milestone Payments for the United States. OSI shall pay to AVEO the following non-refundable, non-creditable milestone payments with respect to the first Collaboration Compound or Product (as applicable) to achieve the applicable milestone event with respect to each Collaboration Target.

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

For purposes of clarity, the milestone payments set forth in this Section 6.4(b) shall be payable once with respect to each Collaboration Target upon the earliest achievement of the applicable milestone event by a Collaboration Compound or Product Directed to such Collaboration Target.

If, with respect to any particular Product, a later development milestone event is achieved prior to the achievement of an earlier development milestone event, then all milestone payments due and payable for the earlier development milestone event shall be due and payable simultaneously with the payment for achievement of the subsequent development milestone event.

(c) Development Milestone Payments for the EU. OSI shall pay to AVEO the following non-refundable, non-creditable milestone payments with respect to the first Product to achieve the applicable milestone event with respect to each Collaboration Target.

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

For purposes of clarity, the milestone payments set forth in this Section 6.4(c) shall be payable once with respect to each Collaboration Target upon the earliest achievement of the applicable milestone event by a Product Directed to such Collaboration Target.

If, with respect to any particular Product, a later development milestone event is achieved prior to the achievement of an earlier development milestone event, then all milestone payments due and payable for the earlier development milestone event shall be due and payable simultaneously with the payment for achievement of the subsequent development milestone event.

(d) Development Milestone Payments for Japan. OSI shall pay to AVEO the following non-refundable, non-creditable milestone payments with respect to the first Product to achieve the applicable milestone event with respect to each Collaboration Target.

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

For purposes of clarity, the milestone payments set forth in this Section 6.4(d) shall be payable once with respect to each Collaboration Target upon the earliest achievement of the applicable milestone event by a Product Directed to such Collaboration Target.

If, with respect to any particular Product, a later development milestone event is achieved prior to the achievement of an earlier development milestone event, then all milestone payments due and payable for the earlier development milestone event shall be due and payable simultaneously with the payment for achievement of the subsequent development milestone event.

(e) Success Milestone Payments. OSI shall pay to AVEO the following non-refundable, non-creditable milestone payments with respect to each Product to achieve the applicable milestone event.

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

For purposes of clarity, the milestone payments set forth in this Section 6.4(e) shall be payable once with respect to each Product to achieve the applicable milestone event, upon the earliest achievement of the applicable milestone event by each such Product.

For purposes of clarity, if a Product is Directed against more than one Collaboration Target, the milestone obligations set forth above shall be paid only once with respect to such Product.

(f) [**] Milestones. OSI shall pay to AVEO the following non-refundable, non-creditable milestone payments with respect to each [**] Compound or [**] Product, as the case may be, other than [**] Products or [**] Compounds Directed to an OSI Active Program Target, to achieve the applicable milestone event:

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

For purposes of clarity, (A) the milestone payments set forth in this Section 6.4(f) shall be payable once with respect to each [**] Compound or [**] Product, as the case may be, to achieve the applicable milestone event, upon the earliest achievement of the applicable milestone event by each such [**] Compound or [**] Product, and (B) if OSI exercises its Option to select [**] as an Collaboration Target (pursuant to the provisions of Section 3.7(c)), at such time, this Section 6.4(f) shall become null and void and, accordingly, any Non-Antibody Compound Directed at [**] shall be considered a Product hereunder and shall be subject to payments under subsections (b), (c), (d) and (e) under this Section 6.4.

(g) Collaboration Expansion Milestones. Solely in the event that OSI exercises its Collaboration Expansion Option pursuant to Section 10.1, OSI will pay to AVEO the following non-refundable, non-creditable milestone payments to the extent that the following milestones are achieved during the Research Program Term:

Milestone Event	Payment

[**]	$	[	**]

[**]	$	[	**]

[**]	$	[	**]

provided that, the aggregate payments made by OSI pursuant to this Section 6.4(g) shall not exceed [**] Dollars ($[**]).

(h) Payment of Milestones. OSI shall provide AVEO with prompt written notice of the achievement of the milestone events set forth in Sections 6.4(b), 6.4(c), 6.4(d), 6.4(e) and 6.4(f) and shall make the non-refundable, non-creditable milestone payments required by Sections 6.4(a), 6.4(b), 6.4(c), 6.4(d), 6.4(e), and 6.4(f) within thirty (30) days after the earliest date on which the corresponding milestone is achieved, and within thirty (30) days after AVEO has submitted an invoice to OSI. OSI shall make the non-refundable, non-creditable milestone payments required by Section 6.4(g) achieved prior to the Expansion Date in conjunction with the payment of the Initial Expansion Payment and, thereafter, within thirty (30) days after the earliest date on which the corresponding milestone in Section 6.4(g) is achieved.

(i) Non-Validated Collaboration Targets. Notwithstanding anything to the contrary herein, all payments owed by OSI under Sections 6.4(a), (b), (c), (d) and (e) with respect to a Collaboration Compound or Product which is Directed to a Non-Validated Collaboration Target shall be reduced by [**] percent ([**]%).

(j) [**] Milestones. The Parties acknowledge that any milestones due to AVEO under Sections 6.4(a)(i) and 6.4(a)(ii) under the Original Agreement with respect to the Collaboration Target known as [**] are waived effective as of the Restatement Effective Date.

6.5 Sales Milestone Payments. OSI shall make the non-refundable, non-creditable payments to AVEO set forth below upon the earliest achievement of each of the corresponding milestone events by the first Product to achieve such milestone with respect to each Collaboration Target:

Milestone Event		Payment

(i)	First occurrence of aggregate worldwide Net Sales of the Product of greater than $[**] in a Calendar Year	$	[	**]

(ii)	First occurrence of aggregate worldwide Net Sales of the Product of greater than $[**] in a Calendar Year	$	[	**]

provided that, all payments owed by OSI under this Section 6.5 with respect to a Product which is Directed to a Non-Validated Collaboration Target shall be reduced by [**] percent ([**]%).

For purposes of clarity, the milestone payments set forth in this Section 6.5 shall be paid once with respect to each Collaboration Target to achieve the applicable milestone event, upon the earliest achievement of the applicable milestone event by a Product Directed to such Collaboration Target.

For purposes of clarity, if a Product is Directed against more than one Collaboration Target, the milestone obligations set forth above shall be paid only once.

6.6 Royalty-Bearing Product Royalties. OSI shall pay to AVEO royalties on the worldwide Net Sales of Products as provided in this Section 6.6:

(a) Royalty Rate for Products Sold by OSI and its Affiliates. OSI shall pay AVEO royalties on the Net Sales of Products sold by or on behalf of OSI or its Affiliates at the following rates with respect to all such Net Sales achieved during the applicable Royalty Term:

Product		Royalty Rate

(i)	Products where the milestone in Section 6.4(e)(ii) has not been achieved	[**] Percent ([**]%)

(ii)	Products where the milestone set forth in Section 6.4(e)(ii) has been achieved	[**] Percent ([**]%)

provided that, all payments owed by OSI under this Section 6.6(a) with respect to a Product which is Directed to a Non-Validated Collaboration Target shall be reduced by [**] percent ([**]%).

(b) Royalty Rate for Products Sold by Sublicensees. OSI shall pay AVEO royalties on the Net Sales of Products sold by or on behalf of Sublicensees at the following rates with respect to all Net Sales by or for such Sublicensees achieved during the applicable Royalty Term:

Product		Royalty Rate

(i)	Products where the milestone in Section 6.4(e)(ii) has not been achieved	[**] Percent ([**]%)

(ii)	Products where the milestone set forth in Section 6.4(e)(ii) has been achieved	[**] Percent ([**]%)

provided that, all payments owed by OSI under this Section 6.6(b) with respect to a Product which is Directed to a Non-Validated Collaboration Target shall be reduced by [**] percent ([**]%).

(c) Royalty Rate for [**] Products.

(i) OSI shall pay AVEO [**] Percent ([**]%) of Net Sales of [**] Products sold by or on behalf of OSI or its Affiliates with respect to all such Net Sales achieved during the applicable Royalty Term.

(ii) OSI shall pay AVEO [**] Percent ([**]%) of Net Sales of [**] Products sold by or on behalf of Sublicensees with respect to all Net Sales by or for such Sublicensees achieved during the applicable Royalty Term.

For purposes of clarity, if OSI exercises its Option to select the Target known as [**] as a Collaboration Target (pursuant to the terms of Section 3.7(c)), at such time, this Section 6.6(c) shall become null and void and, accordingly, any Non-Antibody Compound Directed to the Target known as [**] shall be considered a Product hereunder and shall be subject to payments under Sections 6.6(a) and (b).

(d) Applicability of Royalty Rates to Net Sales. Royalties under this Section 6.6 shall be paid at the rate applicable to the sale of the Royalty-Bearing Product at the time of sale in the country of sale. For purposes of clarity, (i) Net Sales of Products effected by OSI or its Affiliates to distributors, resellers, dealers or similar Third Parties shall be subject to Section 6.6(a), irrespective of whether any agreements between OSI and any such Third Party include license or sublicense grants, and (ii) Net Sales of [**] Products effected by OSI or its Affiliates to distributors, resellers, dealers or similar Third Parties shall be subject to Section 6.6(c)(i), irrespective of whether any agreements between OSI and any such Third Party include license or sublicense grants.

(e) Royalty Term and Adjustments. OSI’s royalty obligations to AVEO under this Section 6.6 shall expire on a country-by-country and Royalty-Bearing Product-by- Royalty-Bearing Product basis on the later of: (i) the expiration of the last Valid Claim (A) in the case of a Product, within the AVEO Patent Rights, Collaboration Patent Rights, Product Patent Rights, Non-Antibody Compound Patent Rights or OSI Patent Rights Covering such Product in such country, or, (B) in the case of a [**] Product, Patent Rights Covering any associated diagnostic, (ii) the expiration of any Marketing Exclusivity for such Royalty-Bearing Product in such country, and (iii) the tenth (10th) anniversary of the date of the First Commercial Sale by OSI or any of its Affiliates or Sublicensees to an unaffiliated Third Party of such Royalty-Bearing Product in such country (the “Royalty Term”). The foregoing provisions of this Section 6.6(e) notwithstanding, the royalties payable with respect to Net Sales of a Royalty-Bearing Product shall be reduced to [**] percent ([**]%) of the amounts otherwise payable pursuant to Sections 6.6(a) or 6.6(b) (as applicable, and adjusted pursuant to Section 6.7 if applicable) during any portion of the Royalty Term when (i) there is no Valid Claim within the AVEO Patent Rights, Collaboration Patent Rights, Product Patent Rights, Non-Antibody Compound Patent Rights or OSI Patent Rights Covering such Royalty-Bearing Product in such country, and (ii) the Royalty-Bearing Product does not have Marketing Exclusivity in such country.

(f) No Further Deductions. Except as expressly provided in this Section 6.6 or in Section 6.7, OSI shall have no right to, and there shall not be any offsets to or deductions from the royalties payable pursuant to this Section 6.6.

(g) Royalty Discussion. In the event OSI in-licenses a Non-Antibody Compound in late-stage clinical development (e.g. Phase II or later), and believes that a credit for some portion of the royalties otherwise payable to AVEO is appropriate under the circumstances to facilitate the development and commercialization of such in-licensed product, upon OSI’s request OSI and AVEO shall discuss such matter in good faith and seek to reach a mutually acceptable resolution; provided that AVEO shall be under no obligation to agree upon any adjustments to such royalties.

6.7 Milestone and Royalty Adjustments for [**].

(a) If OSI exercises its Option to select the Target known as [**] as a Collaboration Target (pursuant to the terms of Section 3.7(c)), the foregoing provisions of Sections 6.4 and 6.6 notwithstanding, with respect to any Royalty-Bearing Product Directed to the Target [**], if at the time of sale of such Royalty-Bearing Product Directed to [**], AVEO has initiated a [**]

Research Program: (i) the milestone payments set forth in Section 6.4(b), (c), (d) and (e) shall be reduced by [**] percent ([**]%), and (ii) the royalty rates set forth in Section 6.6(a) and (b) shall be reduced by [**] percent ([**]%).

(b) If OSI does not exercise its Option to select the Target known as [**] as a Collaboration Target (pursuant to the terms of Section 3.7(c)), the foregoing provisions of Sections 6.4 and 6.6 notwithstanding, with respect to any [**] Product, if at the time of sale of such [**] Product, AVEO has initiated a [**] Research Program: (i) the milestone payments set forth in Section 6.4(f) shall be reduced by [**] percent ([**]%), and (ii) the royalty rates set forth in Section 6.6(c) shall be reduced by [**] percent ([**]%).

6.8 Payments Regarding OSI Active Program Targets. With respect to each OSI Active Program Target: (a) $[**] shall be payable by OSI to AVEO within forty-five (45) days after delivery of each OSI Active Program Model, and within thirty (30) days after AVEO has submitted an invoice to OSI, (b) the provisions of Section 6.4(e) shall apply to any product Directed to an OSI Active Program Target (an “OSI Active Program Target Product”), except that (i) the milestone payment obligation set forth in Section 6.4(e)(i) shall be payable at twice the amount set forth therein, (ii) the milestone payment obligation set forth in Section 6.4(e)(ii) shall be paid at four times the amount set forth therein, and (iii) the milestone obligations set forth in Section 6.4(e)(i) and (ii) shall be based on an OSI Active Program Label Claim Product (as hereinafter defined in this Section 6.8) or a [**] Product Directed to an OSI Active Program Target; and (c) royalties as set forth in Sections 6.6(a), 6.6(b) or 6.6(c), as applicable, but at the reduced rate of [**] percent ([**]%), shall be payable solely on the Net Sales of (A) an OSI Active Program Target Product with respect to which the Regulatory Approval includes a labeling claim for the identification of a targeted patient population (including where such population is characterized by [**] or more biomarkers) and where such labeling claim is Covered by the OSI Active Program Translational Research Patent Rights (an “OSI Active Program Label Claim Product”) or (B) a [**] Product Directed to an OSI Active Program Target.

For purposes of this Section 6.8, “Net Sales” shall have the same meanings as set forth in Section 1.69, except that all references to “Products” therein shall be replaced with “OSI Active Program Label Claim Products”. Sections 6.10 through 6.17 shall apply to this Section 6.8 except that all references to “Product” shall be replaced with “OSI Active Program Label Claim Product”.

6.9 [**] Model Payment. OSI paid to AVEO, on January 25, 2008, the amount of $[**] pursuant to AVEO’s delivery of an [**] Model pursuant to and in compliance with the terms of the Original Agreement. Subject to the FTE costs set forth in Section 6.3, any additional [**] Models provided to OSI pursuant to Section 2.12 shall be at no cost to OSI.

6.10 Reports; Payments. Within forty-five (45) days after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment obligation under Sections 6.5 or 6.6, OSI shall submit to AVEO a report identifying for each Royalty-Bearing Product, the Net Sales for such Royalty-Bearing Product for each country for such Calendar Quarter and the royalties and the sales milestones payable to AVEO. Concurrently with each such report, OSI shall pay to AVEO all royalties and sales milestones payable by it under Sections 6.5 and 6.6.

6.11 Books and Records; Audit Rights.

(a) OSI shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 6.4, 6.5 and 6.6. AVEO shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by AVEO and reasonably acceptable to OSI, review any such records of OSI in the location(s) where such records are maintained by OSI upon reasonable notice (which shall be no less than thirty (30) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 6.4, 6.5 and 6.6 within a [**] period preceding the date of the request for review provided that only completed Calendar Years may be audited. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by OSI during such period is accurate or inaccurate and the actual amounts of Net Sales, milestones and royalties due for such period. OSI shall receive a copy of each such report concurrently with receipt by AVEO. Should such inspection lead to the discovery of a discrepancy to AVEO’s detriment, OSI shall pay the amount of the discrepancy within five (5) Business Days after its receipt from the accounting firm of the certificate showing the amount of the discrepancy. AVEO shall pay the full cost of the review unless the underpayment of milestones and royalties is greater than five percent (5%) of the amount due for the applicable period, in which case OSI shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by OSI revealed by an examination shall be fully creditable against future milestone and royalty payments.

(b) AVEO shall keep complete and accurate records of the underlying revenue and expense data relating to (i) the FTE expenses and Research Program Expenses required by Section 6.3 and (ii) the calculations of Net Sales and payments required by Section 6.18. OSI shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by OSI and reasonably acceptable to AVEO, review any such records of AVEO in the location(s) where such records are maintained by AVEO upon reasonable notice (which shall be no less than thirty (30) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 6.3 and 6.18 within a [**] period preceding the date of the request for review provided that only completed Calendar Years may be audited. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by AVEO during such period is accurate or inaccurate and the actual amounts of Net Sales, milestones, royalties, FTE expenses and Research Program Expenses due for such period. AVEO shall receive a copy of each such report concurrently with receipt by OSI. Should such inspection lead to the discovery of a discrepancy to OSI’s detriment, AVEO shall pay the amount of the discrepancy within five (5) Business Days after its receipt from the accounting firm of the certificate showing the amount of the discrepancy. OSI shall pay the full cost of the review unless the underpayment of milestones and royalties together with any overcharge of expenses is greater than five percent (5%) of the amount due for the applicable period, in which case AVEO shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment of royalties by AVEO or underpayment of expenses by OSI revealed by an examination shall be fully creditable against future milestone, royalty and expense payments.

6.12 Taxes. AVEO shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, OSI will (a) deduct those taxes from the remittable payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to AVEO within thirty (30) days after receipt of confirmation of payment from the relevant taxing authority. OSI will reasonably cooperate with AVEO to obtain the benefit of any applicable tax law or treaty, including the pursuit of any refund or credit of such tax to AVEO.

6.13 United States Dollars. All dollar ($) amounts specified in this Agreement are United States dollar amounts.

6.14 Payment Method and Currency Conversion. All payments to be made by OSI to AVEO shall be in immediately available funds via either a bank wire transfer, an ACH (automated clearing house) mechanism, or any other means of electronic funds transfer, at OSI’s election, to such bank account as AVEO shall designate in a notice at least ten (10) days before the payment is due. For the purposes of determining the amount of any sales milestone payment under Section 6.5 or royalties due for the relevant Calendar Quarter under Section 6.6, the amount of Net Sales in any foreign currency shall be converted into United States dollars in a manner consistent with OSI’s normal practices used to prepare its audited financial reports; provided that such practices use a widely accepted source of published exchange rates.

6.15 Blocked Payments. If by reason of applicable Laws in any country in the Territory, it becomes impossible or illegal for OSI or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, milestones, royalties or other payments to AVEO, OSI shall promptly notify AVEO of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of AVEO in a recognized banking institution designated by AVEO or, if none is designated by AVEO within thirty (30) days, in a recognized banking institution selected by OSI or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to AVEO. If so deposited in a foreign country, OSI shall provide, or cause its Affiliate or Sublicensee to provide, reasonable cooperation to AVEO so as to allow AVEO to assume control over such deposit as promptly as practicable.

6.16 Late Payments. If a Party shall fail to make a timely payment pursuant to the terms of this Agreement, interest shall accrue on the past due amount at the thirty-day U.S. dollar LIBOR rate effective for the date that payment was due (as published in the Wall Street Journal) plus [**]% per annum, computed for the actual number of days the payment was past due.

6.17 Inter-Company Sales. Sales between or among OSI, its Affiliates and Sublicensees shall not be subject to such milestones or royalties under Sections 6.5 or 6.6; royalties shall only be calculated upon Net Sales to a Third Party that is not a Sublicensee. OSI shall be responsible for accounting for and paying milestone payments and royalties on Net Sales by its Affiliates and Sublicensees.

6.18 Payments by AVEO. In consideration of the exclusive licenses granted to AVEO pursuant to Section 3.6, AVEO shall pay to OSI:

(a) a non-refundable, non-creditable milestone payment in the amount of [**] dollars ($[**]) upon the first Regulatory Approval of each Antibody Product or Non-Antibody Product in respect of which the Regulatory Approval includes a labeling claim for the identification of a targeted patient population (including where such population is characterized by one or more biomarkers) and where such labeling claim is Covered by Translational Research Patent Rights (an “AVEO Label Claim Product”). For purposes of clarity, such milestone payments shall be payable once with respect to each Target to achieve the milestone event (regardless of whether achieved by an Antibody Product or a Non-Antibody Product), upon the earliest achievement of the milestone event by an AVEO Label Claim Product Directed to such Target; and

(b) royalties at the rate of (i) [**] percent ([**]%) of Net Sales of AVEO Label Claim Products sold by or on behalf of AVEO, its Affiliates or Sublicensees if, at the time of First Commercial Sale of such AVEO Label Claim Product, OSI is not engaged in the clinical development of, or is not commercializing, a Product Directed at the same Target as the AVEO Label Claim Product, and (ii) [**] percent ([**]%) of Net Sales of AVEO Label Claim Products sold by or on behalf of AVEO, its Affiliates or Sublicensees if, at the time of First Commercial Sale of such AVEO Label Claim Product, OSI is engaged in the clinical development of, or is commercializing, a Product Directed at the same Target as the AVEO Label Claim Product. Such royalty obligation shall expire on a country-by-country basis on the later of: (A) the expiration of the last Valid Claim within the Translational Research Patent Rights Covering an AVEO Label Claim Product, (B) the expiration of any Marketing Exclusivity for such AVEO Label Claim Product in such country, and (C) the 10th anniversary of the date of the First Commercial Sale by AVEO or any of its Affiliates or Sublicensees to an unaffiliated Third Party of such AVEO Label Claim Product in such country.

For purposes of this Section 6.18, “First Commercial Sale”, “Marketing Exclusivity”, “Net Sales” and “Regulatory Approval” shall have the same meanings as set forth in Sections 1.54, 1.64, 1.69 and 1.96, respectively, except that all references to “Products” therein shall be replaced with “AVEO Label Claim Products.” Sections 6.10 through 6.17 above shall apply to this Section 6.18 except that all references to “OSI” therein shall be replaced with “AVEO” and all references to “AVEO” shall be replaced with “OSI”.

6.19 Milestone and Royalty Adjustments Related to Designated Product. OSI will have the right to designate one Royalty-Bearing Product as a “Designated Product” upon providing written notice to AVEO (the “Designation Notice”). Notwithstanding anything herein to the contrary, all payments under Sections 6.4(b), 6.4(c), 6.4(d), 6.4(e), 6.5, 6.6(a) and 6.6(b) to a Designated Product shall be reduced by [**] percent ([**]%) of the amount otherwise owed solely with respect to the Designated Product. For purposes of clarity, any payments owed or paid by OSI with respect to such Designated Product prior to the date that OSI delivers the Designation Notice to AVEO shall be due in full to AVEO (to the extent not previously paid by OSI).

ARTICLE VII

PATENTS

7.1 OSI Prosecution and Maintenance of Patent Rights. OSI shall be responsible for preparing, filing, prosecuting and/or maintaining the OSI Patent Rights, Product Patent Rights, Patent Rights within the Non-Antibody Compound Intellectual Property (the “Non-Antibody Compound Patent Rights”), Specified Antibody Intellectual Property, Patent Rights within the Collaboration Target Translational Research Patent Rights, Additional Tumor Model Translational Research Patent Rights, OSI Active Program Translational Research Patent Rights and Joint Patent Rights, including any related interference, opposition, re-examination, re-issue, revocation or any official proceeding involving the foregoing Patent Rights. In advance of filing any patent application or other substantive papers in any patent office covering Collaboration Target Translational Research Patent Rights, Additional Tumor Model Translational Research Patent Rights, or Joint Patent Rights, OSI shall provide AVEO with an opportunity to review and comment before such filing. OSI shall consider in good faith any AVEO comments and/or suggestions concerning such filings, including comments and suggestions regarding the choice of countries in which patent applications are filed. The cost of preparing, filing, prosecuting and maintaining OSI Patent Rights, Product Patent Rights, Non-Antibody Compound Patent Rights, Collaboration Target Translational Research Patent Rights, Additional Tumor Model Translational Research Patent Rights, OSI Active Program Translational Research Patent Rights and Joint Patent Rights shall be borne one-hundred percent (100%) by OSI. OSI shall keep AVEO reasonably informed of the status of all pending Collaboration Target Translational Research Patent Rights, Additional Tumor Model Translational Research Patent Rights and Joint Patent Rights. OSI shall not decline to file or abandon any Collaboration Target Translational Research Patent Right, Additional Tumor Model Translational Research Patent Rights or Joint Patent Right without at least ninety (90) days’ prior written notice to AVEO. Upon receiving such notice, AVEO shall have the right to prepare and file or assume responsibility for prosecuting and/or maintaining any such Collaboration Target Translational Research Patent Right or Joint Patent Right at AVEO’s expense, and upon AVEO’s request, OSI agrees to grant AVEO a power of attorney sufficient to enable AVEO to file all necessary legal documents to prepare and file or to continue prosecution and/or to maintain such Collaboration Target Translational Research Patent Rights or Joint Patent Rights on behalf of OSI, at AVEO’s sole discretion and sole expense. OSI will cooperate with AVEO in the timely execution and filing of documents reasonably necessary for AVEO to prosecute and/or maintain such Patent Rights.

7.2 AVEO Prosecution and Maintenance of Patent Rights. AVEO shall be responsible for preparing, filing, prosecuting and/or maintaining (a) the AVEO Patent Rights, (b) Patent Rights within the Model Intellectual Property (“Model Patent Rights”), (c) Patent Rights within the Target Intellectual Property (“Target Patent Rights”), (d) Translational Research Patent Rights relating directly to AVEO Targets (the “AVEO Target Translational Research Patent Rights”), and AVEO Platform Patent Rights at its sole expense. AVEO shall keep OSI reasonably informed of the status of all pending Target Patent Rights covering Nominated Targets and Collaboration Targets, and any Model Patent Rights relating thereto. AVEO shall not decline to file or abandon any AVEO Patent Right, Target Patent Right or Model Patent Right that covers a Collaboration Model, Nominated Target or Collaboration Target without at least [**] days’ prior written notice to OSI. Upon receiving such notice, OSI shall have the right to prepare and file or assume responsibility for prosecuting and/or maintaining any such Patent Rights on behalf of AVEO, and upon OSI’s request, AVEO agrees to grant OSI a power of attorney sufficient to enable OSI to file all necessary legal documents to prepare and file or to continue prosecution and/or to maintain such Patent Rights on behalf of AVEO, at OSI’s sole discretion and sole expense. AVEO will cooperate with OSI in the timely execution and filing of documents reasonably necessary for OSI to prosecute and/or maintain such Patent Rights.

7.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party any known or suspected (i) infringement of any of the Collaboration Patent Rights, AVEO Patent Rights, OSI Patent Rights or Product Patent Rights, or (ii) unauthorized use or misappropriation of any of the Collaboration Know-How, AVEO Know-How or OSI Know-How of which such Party becomes aware, and shall provide the other Party with all available evidence regarding such known or suspected infringement or unauthorized use.

(b) Initial Right to Enforce. Subject to Section 7.3(c), OSI shall have the first right, but not the obligation, to initiate a lawsuit or take other reasonable action to enforce the Collaboration Target Translational Research Patent Rights, Non-Antibody Compound Patent Rights, Product Patent Rights, Joint Patent Rights relating to Collaboration Targets or Royalty-Bearing Products in the Field, Target Patent Rights relating to Collaboration Targets or Royalty-Bearing Products in the Field, Model Patent Rights relating to Collaboration Targets in the Field, and OSI Patent Rights. Notwithstanding the foregoing sentence, OSI shall not initiate any such lawsuit or other enforcement action asserting any such Collaboration Target Translational Research Patent Rights, Joint Patent Rights, Target Patent Rights or Model Patent Rights without first consulting with AVEO and giving good faith consideration to any reasonable objection from AVEO regarding OSI’s proposed course of action. Any lawsuit by OSI asserting such Collaboration Target Translational Research Patent Rights, Product Patent Rights, Joint Patent Rights, Target Patent Rights, Model Patent Rights or the OSI Patent Rights shall be in the name of AVEO and/or OSI, including their respective Affiliates, as determined by the wishes of the Parties and/or the Law of the forum. For this purpose, AVEO shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by OSI; provided that OSI shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by AVEO in connection with such cooperation.

(c) Step-In Right. If OSI does not initiate a lawsuit or take other reasonable action pursuant to Section 7.3(b) with respect to any infringement of a Collaboration Target Translational Research Patent Right relating to an Antibody Product, Joint

Patent Rights relating to Collaboration Targets or Products in the Field, Target Patent Rights relating to Collaboration Targets or Products in the Field, or Model Patent Rights relating to Collaboration Targets or Products in the Field, then AVEO shall have the right (in cases where AVEO has standing), but not the obligation, to initiate such lawsuit or take such other action, after providing [**] days notice to OSI and giving good faith consideration to OSI’s reason(s) for not initiating a lawsuit or taking other action. Any such lawsuit by AVEO shall be in the name of AVEO and/or OSI, including their respective Affiliates, as determined by the wishes of the Parties and/or the Law of the forum. For this purpose, OSI shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by AVEO; provided that AVEO shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by OSI in connection with such cooperation.

(d) Conduct of Certain Actions; Costs. The Party initiating legal action shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 7.3(b) or 7.3(c) (the “Initiating Party”). The Initiating Party shall bear its own out-of-pocket costs incurred in any such legal action, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such legal action (in cases where such other Party has standing) by its own counsel at its own expense.

(e) Recoveries. The Initiating Party (as defined in Section 7.3(d)) shall be entitled to receive [**] percent ([**]%) of any damage award or settlement recovered, after deducting its actual out-of-pocket costs (including reasonable attorneys’ fees and expenses). The other Party shall be entitled to receive the remaining [**] percent ([**]%).

7.4 Patent Invalidity Claim. Each Party shall promptly notify the other in the event of any legal or administrative action by any Third Party against an AVEO Patent Right, Collaboration Patent Right, OSI Patent Right or Product Patent Right of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding. OSI shall have the first right, but not the obligation, at its expense, to defend against any such action relating to the OSI Patent Rights, Product Patent Rights, Non-Antibody Compound Patent Rights, Joint Patent Rights relating to Collaboration Targets or Products in the Field, Target Patent Rights relating to Collaboration Targets or Products in the Field or Model Patent Rights relating to Collaboration Targets or Products in the Field. If OSI does not defend against any such action involving a Target Patent Right, Joint Patent Right or Model Patent Right then (in cases where AVEO has standing) AVEO shall have the right, but not the obligation, to defend such action at AVEO’s expense.

7.5 Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or supplemental protection certificates or their equivalents in any country in the Territory, where applicable to AVEO Patent Rights, Collaboration Patent Rights, Product Patent Rights and OSI Patent Rights.

7.6 Patent Marking. OSI shall comply with the patent marking statutes in each country in which a Product is sold by OSI, its Affiliates and/or its Sublicensees.

7.7 Certification under Drug Price Competition and Patent Restoration Act.

(a) Notice. If a Party becomes aware of any certification filed pursuant to 21 U.S.C. §355(b)(2)(A) or §355(j)(2)(A)(vii)(IV) claiming that any Collaboration Patent Rights Covering a Product in the Field, are invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import or sale of a product by a Third Party (a “Paragraph IV Claim”), such Party shall promptly notify the other Party in writing within five (5) Business Days after its receipt thereof.

(b) Cooperation. The Parties shall reasonably cooperate in the prosecution of any Paragraph IV Claim, and share any compensation recovered as a result of such prosecution, as set forth in Section 7.3(e); provided that the Party controlling such Paragraph IV Claim shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by the other Party in connection with such cooperation.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Representations and Warranties of the Parties. OSI and AVEO each represent, warrant and covenant to the other, as of the Restatement Effective Date, that:

(a) it has the authority and right to enter into and perform this Agreement and grant the rights embodied herein, and it is not aware of any legal impediment that could inhibit its ability to perform its obligations under this Agreement;

(b) its execution, delivery and performance of this Agreement does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound;

(c) it shall comply in all material respects with all Laws applicable to its actions under this Agreement; and

(d) no consent of any Third Party is required for such Party to grant the licenses and rights granted to the other Party under this Agreement or to perform its obligations hereunder; and

(e) all of such Party’s personnel and employees, and Third Parties hired by such Party and involved in the Research Program or in the research, development, manufacture or commercialization of Collaboration Compounds or Products are or will be under a written obligation to assign to such Party any rights they may have to any Invention first invented, discovered, made, conceived or reduced to practice in the conduct of activities pursuant to the Research Program or in the research, development, manufacture or commercialization of any Collaboration Compound or Product.

8.2 Representations and Warranties of AVEO. AVEO represents, warrants and covenants to OSI, as of the Restatement Effective Date, that:

(a) AVEO has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in AVEO Intellectual Property in a manner inconsistent with the terms hereof.

(b) AVEO’s execution, delivery and performance of this Agreement does not conflict with, or constitute a breach of, any term or condition of any agreement to which AVEO is a party, including its agreement with the Existing Licensee.

(c) Except with respect to patent and patent applications licensed to AVEO, AVEO is the legal and beneficial owner of the AVEO Patent Rights existing as of the Restatement Effective Date, free and clear of any liens, charges and encumbrances, and AVEO has valid and existing licenses to the AVEO Patent Rights not owned by AVEO.

(d) To AVEO’s knowledge as of the Restatement Effective Date, the list of AVEO Existing Targets provided to OSI as of the Original Effective Date was a complete list of all Targets identified by AVEO as of the Original Effective Date through use of the AVEO Genetic Screens, other than the Excluded Targets and the OSI Active Program Targets.

(e) AVEO has not received any complaint or allegation from a Third Party regarding infringement or misappropriation of any Third-Party intellectual property rights in connection with AVEO’s use of the AVEO Bioinformatics Tools, AVEO Bioinformatics Data and Models.

(f) To the best of AVEO’s knowledge, OSI’s use of the AVEO Bioinformatics Tools, AVEO Bioinformatics Data, Models and AVEO Platform Intellectual Property will not infringe any Third-Party intellectual property rights, provided that, OSI obtains licenses from the Third Parties set forth on Schedule 8.2(f). Schedule 8.2(f) lists all the Third Party licenses (including license fees) obtained by AVEO in connection with its use of the AVEO Bioinformatics Tools, AVEO Bioinformatics Data and AVEO Platform Intellectual Property. AVEO expressly disclaims any representation or warranty that the licenses listed in Schedule 8.2(f) will be available to OSI on the same terms and conditions under which the licenses were obtained by AVEO.

(g) In the event that any license listed in Schedule 8.2(f) is necessary for OSI to use the AVEO Bioinformatics Tools and AVEO Platform Intellectual Property and the cost of such license to OSI would significantly exceed the amount shown in Schedule 8.2(f), the Parties will, in good faith, negotiate a reasonable cost-sharing arrangement with respect to the marginal cost of the license, provided that OSI notifies AVEO in advance of obtaining such license.

8.3 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT COLLABORATION TARGETS WILL BE IDENTIFIED OR THAT PRODUCT(S) WILL BE

SUCCESSFULLY DEVELOPED HEREUNDER, AND IF PRODUCT(S) ARE DEVELOPED, WITH RESPECT TO SUCH PRODUCT(S), THE PARTIES DISCLAIM ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. AVEO MAKES NO REPRESENTATION OR WARRANTY THAT ALL ERRORS HAVE BEEN OR CAN BE ELIMINATED FROM THE AVEO BIOINFORMATICS TOOLS, INCLUDING THE BIOINFORMATICS TOOLS SOURCE CODE, THAT THE AVEO BIOINFORMATICS TOOLS WILL OPERATE WITHOUT INTERRUPTION OR THAT IT WILL OPERATE WITH ANY OTHER PRODUCTS.

8.4 Indemnification by OSI. OSI shall indemnify, hold harmless and defend AVEO, its Affiliates and all of their respective officers, directors, employees, agents, licensors and shareholders (collectively, the “AVEO Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each a “Third Party Claim”) against any AVEO Indemnitees(s) arising out of (a) the breach or alleged breach by OSI of any representation, warranty or covenant under this Agreement; (b) the negligence or willful misconduct of OSI or its Affiliates or any of their respective licensees, Sublicensees, agents, directors, officers, employees or shareholders; (c) the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of Royalty-Bearing Products; or (d) the use, handling, storage or disposal by OSI of any Materials, Tumor Archives or Additional Tumor Models provided to it by AVEO, provided that (i) the AVEO Indemnitees shall comply with the procedures set forth in Section 8.6; and (ii) such indemnity shall not apply to the extent such Third Party Claim is caused by the gross negligence, willful misconduct or violation of Law by an AVEO Indemnitee.

8.5 Indemnification by AVEO. AVEO shall indemnify, hold harmless and defend OSI, its Affiliates and all of their respective officers, directors, employees, agents, licensors and shareholders (collectively, the “OSI Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) resulting from any Third Party Claim against any OSI Indemnitees(s) arising out of (a) the breach or alleged breach by AVEO of any representation, warranty or covenant under this Agreement; (b) the negligence or willful misconduct of AVEO or its Affiliates or any of their respective licensees, Sublicensees, agents, directors, officers, employees or shareholders; (c) the research, development, manufacture, storage, handling, use, sale, offer for sale or importation of AVEO Label Claim Products; or (d) the use, handling, storage or disposal by AVEO of any Materials provided to it by OSI, provided that (i) the OSI Indemnitees shall comply with the procedures set forth in Section 8.6; and (ii) such indemnity shall not apply to the extent such Third Party Claim is caused by the gross negligence, willful misconduct or violation of Law by an OSI Indemnitee.

8.6 Procedure. To be eligible for the AVEO Indemnitees to be indemnified hereunder, AVEO shall provide OSI with prompt notice of the Third Party Claim giving rise to the indemnification obligation under this Article VIII and the exclusive ability to defend or settle any such claim; provided however that OSI shall not enter into any settlement for damages without AVEO’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. AVEO shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by OSI. To be eligible for the OSI Indemnitees to be indemnified hereunder, OSI shall provide AVEO with prompt notice of the Third Party Claim giving rise to the indemnification obligation under this Article VIII and the exclusive ability to defend or settle any such claim; provided however that AVEO shall not enter into any settlement for damages without OSI’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned. OSI shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by AVEO.

8.7 Insurance. OSI shall procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Product is being developed, clinically tested in human subjects or commercially distributed or sold by or on behalf of OSI, its Affiliates or Sublicensees. AVEO shall procure and maintain insurance or self-insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any AVEO Label Claim Product is being developed, clinically tested in human subjects or commercially distributed or sold by or on behalf of AVEO, its Affiliates or Sublicensees. It is understood that such insurance or self-insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations under this Article VIII. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self-insurance which could adversely affect rights hereunder.

ARTICLE IX

TERM AND TERMINATION

9.1 Term and Expiration. This Agreement shall be effective as of the Original Effective Date and unless terminated earlier pursuant to Section 9.2, this Agreement shall continue in effect until the expiration of all royalty obligations hereunder (the “Term”). Notwithstanding anything to the contrary herein, upon expiration of this Agreement, OSI’s license pursuant to Section 3.5 and 3.8(a) shall become fully paid-up and non-exclusive.

9.2 Termination of Agreement for Cause. This Agreement may be terminated at any time during the Term upon written notice by either Party if the other Party is in breach of its material obligations hereunder and has not cured such breach within [**] days after notice requesting cure of the breach (other than for non-payment which must be cured within [**] days); provided however in the event of a good faith Dispute with respect to the existence of a material breach, the [**] day or [**] day cure period shall be tolled until such time as the Dispute is resolved pursuant to Article XI.

9.3 Effect of Termination for Cause on Licenses.

(a) If OSI terminates this Agreement under Section 9.2, (i) AVEO’s license pursuant to Section 3.6(a) shall terminate, (ii) AVEO’s license pursuant to 3.6(b) shall terminate solely with respect to subject matter within the Collaboration Intellectual Property that was solely invented by employees or others acting on behalf of OSI, and shall remain in effect with respect to all other subject matter within the Collaboration Intellectual Property (other than the Non-Antibody Compound Intellectual Property) and (iii) OSI’s license pursuant to Section 3.8 shall become a perpetual license; provided however that OSI shall continue to fulfill OSI’s payment and/or royalty obligations as specified herein; and provided further OSI may reduce such payment and/or royalty obligations by the amount of monetary damage suffered by OSI as a direct result of AVEO’s breach of this Agreement, as determined (A) in a final decision of a court of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, or (B) by the Parties in a settlement agreement.

(b) If AVEO terminates this Agreement under Section 9.2, or if OSI terminates this Agreement solely with respect to one or more Collaboration Targets pursuant to Section 4.3, then, (i) OSI’s licenses pursuant to Sections 3.5(a) and 3.8 shall terminate as of the effective date of termination with respect to all Candidate Targets, Nominated Targets and Collaboration Targets in the case of a termination under Section 9.2, and with respect to the applicable Collaboration Targets in the case of a termination under Section 4.3, (ii) solely in the case of a termination under Section 9.2, OSI’s licenses and rights, and AVEO’s respective obligations, pursuant to Sections 2.15, 3.3(c)(ii) and (iv) (but only with respect to the rights granted to OSI after delivery of the Expansion Notice), 3.5(c), 3.5(d), 3.5(e), 10.1 and 10.2 shall terminate as of the effective date of termination, (iii) the Collaboration Target or Targets that are the subject matter of the termination pursuant to Section 4.3, or all Nominated Targets and Collaboration Targets upon any termination by AVEO pursuant to Section 9.2, shall automatically be deemed to be AVEO Targets hereunder, effective as of the effective date of termination, (iv) AVEO’s licenses under Section 3.6(a) shall become perpetual licenses and (for purposes of clarity) the license granted to AVEO pursuant to Section 3.6(a) shall apply to all Collaboration Targets deemed to be AVEO Targets pursuant to Section 9.3(b)(iii), (v) OSI shall, within thirty (30) days after the effective date of termination, return or cause to be returned to AVEO, copies of all Confidential Information, AVEO Intellectual Property, AVEO Platform Intellectual Property and Collaboration Know-How owned by AVEO or by AVEO and OSI jointly (including Translational Research Intellectual Property), and all Materials (including any Models) in each case with respect to any Collaboration Target that is the subject of such termination, as well as all Additional Tumor Models and Tumor Archives; (vi) solely in the case of a termination under Section 9.2 due to a breach of Sections 2.15, 3.5(d), 6.1(f)(ii) and10.2(a), OSI shall destroy all copies and electronic versions of the AVEO Bioinformatics Tools and Bioinformatics Tools Updates including the Bioinformatics Tools Source Code, and (vii) AVEO shall continue to fulfill AVEO’s payment and/or royalty obligations as specified under Section 6.18; provided that, in the case of a termination of this Agreement by AVEO pursuant to Section 9.2, AVEO may reduce such payment and/or royalty obligations by the amount of monetary damage suffered by AVEO as a direct result of OSI’s breach of this Agreement, as determined (A) in a final decision of a court of competent jurisdiction, which decision is not appealable or has not been appealed within the time allowed for appeal, or (B) by the Parties in a settlement agreement.

9.4 Obligations on Termination by OSI for Cause. Within sixty (60) days after any termination of this Agreement by OSI pursuant to Section 9.2, AVEO shall promptly: (a) provide to OSI copies of all Confidential Information, OSI Intellectual Property and Collaboration Know-How owned by OSI, or by OSI and AVEO jointly, including Translational Research Intellectual Property, Compound Intellectual Property, Collaboration Intellectual Property covering a Product and Joint Intellectual Property; (b) provide to OSI all OSI Materials, Collaboration Compounds or Product in AVEO possession; and (c) provide OSI with copies of all reports and data generated or obtained by AVEO or its Affiliates pursuant to this Agreement that relate to any Translational Research Intellectual Property, OSI Active Program Translational Research Intellectual Property, Additional Tumor Model Translational Research Intellectual Property, Collaboration Compound or Product that have not previously been provided to OSI.

9.5 Termination of Certain Perpetual Licenses. Notwithstanding either Party’s rights in connection with termination as set forth in Sections 9.2, 9.3 and 9.4, if OSI does not deliver the payment set forth in Section 6.1(g) on or before January 31, 2011, then (a) the licenses granted under Section 3.5(d) to the AVEO Bioinformatics Tools and AVEO Bioinformatics Data shall immediately terminate, (b) any of OSI’s rights under this Agreement to Collaborations Targets selected by OSI pursuant to its exercise of an Option on or after the Restatement Effective Date and to Collaboration Compounds and Products which are Directed to such Collaboration Targets shall immediately terminate and all such Collaboration Targets shall be considered AVEO Targets effective as of January 31, 2011, (c) any of OSI’s rights under this Agreement to the Collaboration Target known as [**] and to Collaboration Compounds or Products which are Directed to the Collaboration Target known as [**] shall immediately terminate and such [**] Collaboration Target shall be considered an AVEO Target effective as of January 31, 2011, and (d) neither OSI nor its Affiliates shall, nor shall any of them grant rights to a Third Party to, conduct any research or development program with respect to any Collaboration Targets selected by OSI pursuant to its exercise of an Option on or after the Restatement Effective Date and the Collaboration Target known as [**], in each case, through January 31, 2012; provided that, (i) the provisions of Section 9.5(d) shall not apply where OSI’s involvement in such activity results from OSI’s acquisition of or by a Third Party (by merger or otherwise), and such Third Party was engaged in such activity prior to such acquisition or merger, and provided that (1) OSI shall not provide any such Third Party with rights or access to (A) AVEO Intellectual Property, or (B) Collaboration Intellectual Property for use in connection with activities prohibited by subsection 9.5(d) if undertaken by OSI, and (2) in the case where OSI acquires a Third Party (by merger or otherwise), OSI does not expand the scope of, or increase the financial commitment to, such Third Party activities, from what it was immediately prior to the acquisition, and (ii) the provisions of Section 9.5(c) shall not apply to the Collaboration Target known as [**] and to the Collaboration Compound or Products which are Directed to the Collaboration target known as [**] if OSI makes a payment to AVEO in the amount of [**] Dollars ($[**]) by no later than January 31, 2011.

9.6 Effect of Expiration or Termination; Survival. Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay royalties for Royalty-Bearing Product(s) or Collaboration Compound(s) sold prior to such expiration or termination. The provisions of Articles I, V, XI and XII, and Sections 2.5(b), 2.5(d), 2.14 (the last two sentences) , 3.1, 3.2, 3.3, 3.4, 3.5(b), 3.10, 3.11, 6.4, 6.5, 6.6, 6.7, 6.8, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 7.3(e), 7.7(b), 8.3, 8.4, 8.5, 8.6, 8.7, 9.1, 9.3, 9.4, 9.5, 9.6, 10.3 and 10.6 shall survive the expiration or termination of the Agreement.

ARTICLE X

OPTION TO EXPAND OSI RIGHTS TO CERTAIN AVEO TECHNOLOGY

10.1 Collaboration Expansion Option. AVEO hereby grants to OSI an option (the “Collaboration Expansion Option”) to obtain the rights contained in Section 10.2 below. OSI may exercise its Collaboration Expansion Option by delivering to AVEO a written notice of election by no later than [**] (the “Expansion Notice”).

10.2 Non-Exclusive Expansion License to OSI. Upon receipt by AVEO of the Expansion Notice and subject to payment of the Initial License Expansion Fee per Section 6.1(f)(i) (the date of receipt of such payment being, the “Expansion Date”) and the restrictions contained in Section 3.7(c)(ii)(B), AVEO shall take the following actions and shall grant the following rights to OSI:

(a) The licenses granted to OSI pursuant to Section 3.5(d)(iii) shall commence on the Expansion Date and include any and all improvements and enhancements made to the AVEO Bioinformatics Tools during the Research Program Term, including any source code underlying such improvements and enhancements (the “Bioinformatics Tools Updates”). AVEO shall deliver to OSI the version of the AVEO Bioinformatics Tools that includes Bioinformatics Tools Updates pursuant to the Technology Transfer Plan.

(b) AVEO shall grant to OSI a non-exclusive, perpetual (subject to Article IX above), world-wide, royalty-free license, without the right to grant sublicenses, under the AVEO Platform Intellectual Property solely to research, develop, use, make, have made, sell, offer for sale and import Non-Antibody Compounds, Collaboration Antibodies and associated diagnostics, other than Non-Antibody Compounds Directed to the Targets set forth on Schedule 1.47.

(c) AVEO shall transfer to OSI, no later than the expiration of the Tech Transfer Period and as further outlined in the Technology Transfer Plan, the proprietary tumor cells derived from various tumor models developed by AVEO and in existence on June 30, 2011, to the extent such materials were developed by AVEO and supported by OSI pursuant to the Research Plan (the “Tumor Archives”), which may include the Tumor Archives listed on Schedule 10.2(c) as agreed to by the Parties pursuant to the applicable Research Plan; provided that, if the Tech Transfer Period expires prior to June 30, 2011, AVEO shall promptly transfer any additional Tumor Archives developed by AVEO and supported by OSI after the expiration of the Tech Transfer Period and prior to June 30, 2011 as set forth in the Tech Transfer Plan.

(d) AVEO shall transfer to OSI, no later than the expiration of the Tech Transfer Period and as further outlined in the Technology Transfer Plan, any Additional Tumor Models created by AVEO prior to the expiration of the Tech Transfer Period.

(e) AVEO shall grant to OSI a non-exclusive, world-wide, royalty-free license, without the right to grant sublicenses, to the recurrence data (i.e., gene identity and associated number of recurrent hits across three tumor models) generated by AVEO prior to the Restatement Effective Date from the [**] (the “[**] Intellectual Property”) solely to research, develop, use, make, have made, sell, offer for sale and import Non-Antibody Compounds, Collaboration Antibodies and associated diagnostics, other than Non-Antibody Compounds Directed to the Excluded Targets, such license rights set forth in this Section 10.2(e) to expire on the fifth (5th) anniversary of the Expansion Date.

Notwithstanding anything to the contrary herein, the Bioinformatics Tools Updates, Tumor Archives and Additional Tumor Models are provided “as is” and without any representation or warranty, express or implied, including any implied warranty of merchantability or of fitness for any particular purpose or any warranty that the use of such materials, information and technology will not infringe or violate any patent or other proprietary rights of any Third Party. Subject to Section 8.2(g) above, OSI shall be solely responsible for obtaining any necessary Third Party licenses prior to receiving the Bioinformatics Tools Updates, Tumor Archives and Additional Tumor Models from AVEO. The Tumor Archives, Additional Tumor Models and Model Improvements (as defined in Section 10.6 below) may not be used or delivered by OSI or its Affiliates to or for the benefit of any Third Party without the prior written consent of AVEO, provided that, (i) OSI may grant rights to and deliver the Additional Tumor Models and Model Improvements to Third Parties subject to the restrictions on sublicensing of model rights set forth in Section 3.9(b), and (ii) the Tumor Archives may be used solely for research, development and commercialization in connection with Non-Antibody Compounds and Collaboration Antibodies, other than Non-Antibody Compounds Directed to the Excluded Targets.

10.3 AVEO Rights Retained. Except as expressly set forth in this Article X, OSI shall not acquire any license or other intellectual property interest, by implication or otherwise, in any Confidential Information disclosed to it or under any Patent Rights or Know-How Controlled by AVEO or its Affiliates pursuant to the Technology Transfer. Without limiting the generality of the foregoing, any of AVEO’s rights to AVEO Platform Intellectual Property, AVEO Bioinformatics Updates, Tumor Archives, Additional Tumor Models and [**] Intellectual Property not specifically licensed to OSI shall be retained by AVEO.

10.4 Technology Transfer.

(a) Within [**] days after the Expansion Date, the Parties shall in good faith prepare and complete a mutually agreeable plan for the Technology Transfer (“Tech Transfer Plan”). The Tech Transfer Plan shall (i) be based on the deliverables set forth in Schedule 10.4(a), (ii) specify goals for the achievement of the Technology Transfer and specify specific criteria for successful achievement of the Technology Transfer; (iii) set forth those obligations assigned to each Party with respect to Technology Transfer, and (iv) if applicable, include details relating to the continued delivery of the Tumor Archives after the Tech Transfer Period if OSI exercised its Collaboration Expansion Option prior to [**]. The Technology Transfer Plan may be amended from time to time through written amendments unanimously approved by both Parties.

(b) AVEO shall use Commercially Reasonable Efforts to complete all activities necessary to effect the transfer of the intellectual property and materials licensed to OSI pursuant to Section 10.2 (the “Technology Transfer”) pursuant to the Technology Transfer Plan, no later than [**] after the Expansion Date (the “Tech Transfer Period”). During the Tech Transfer Period, AVEO shall (i) make available such number of technical personnel as are reasonably necessary to accomplish the Technology Transfer and answer questions or provide instructions as reasonably requested by OSI concerning the intellectual property and materials delivered with respect to the exercise of the Collaboration Expansion Option and (ii) allow an appropriate number of qualified individuals from OSI, to be specified in the Tech Transfer Plan, to be present at AVEO for purposes of training and instruction related to the intellectual property and materials delivered with respect to the exercise of the Collaboration Expansion Option. OSI shall pay for the Tech Transfer in accordance with Section 6.3(c).

(c) The purpose of the Tech Transfer Plan is to teach and enable OSI to practice certain aspects of the AVEO Platform Intellectual Property, as set forth herein. However, the Parties acknowledge that it is OSI’s responsibility to develop the appropriate infrastructure to utilize the intellectual property and materials delivered with respect to the exercise of the Collaboration Expansion Option and that AVEO shall have no obligation to provide further services related to the Technology Transfer after such Tech Transfer Period. In the event there are any conflicts or inconsistencies between this Agreement and the Tech Transfer Plan, this Agreement shall govern.

10.5 Exclusivity Regarding Option. During the Research Program Term, AVEO shall not grant to any Third Party, other than OSI, any rights to the Tumor Archives and related AVEO Platform Intellectual Property for use in the discovery, development and commercialization of Non-Antibody Compounds; provided that, (a) such prohibition set forth in this Section 10.5 shall in no manner restrict AVEO’s (or its successor’s-in-interest pursuant to Section 12.7(b) below) internal use of the Tumor Archives or the AVEO Platform Intellectual Property (including internal use related to existing and future Third Party collaborations), (b) AVEO (or its successor-in-interest) may grant all or a portion of any rights to the Tumor Archives and related AVEO Platform Intellectual Property to any AVEO Affiliate or any successor-in-interest pursuant to Section 12.7 below; (c) AVEO shall be allowed to grant all or a portion of any rights to the Tumor Archives and related AVEO Platform Intellectual Property in connection with the partnering of the existing AVEO drug discovery and/or development programs set forth on Schedule 10.5, and (d) this Section 10.5 shall terminate if OSI fails to make the payment set forth in Section 6.1(f)(ii) when due.

10.6 Rights With Respect to Improvements.

(a) It is contemplated that, in the exercise of their respective rights or performance of their respective obligations under this Agreement, both Parties will make modifications, enhancements or derivative works of the AVEO Bioinformatics Tools, including the Bioinformatics Source Code (“Bioinformatics Improvements”). The Parties hereby covenant that neither Party nor its Affiliates, licensees, sublicensees or collaboration partners shall commence or maintain any suit against the other Party, or such other Party’s Affiliates, licensees, sublicensees, collaboration partners or customers, whether at law or in equity, asserting patent or copyright infringement or misappropriation of trade secrets with respect to such Bioinformatics Improvements. This covenant shall be binding upon, and inure to the benefit of, the Parties, their successors, and assigns. This covenant shall be binding upon any assignee of Patent Rights that claim any such Bioinformatics Improvements, and the Parties shall impose this covenant on any Third Party to whom such Party may assign any Patent Rights that claim any such Bioinformatics Improvements.

(b) OSI hereby grants to AVEO a non-exclusive, world-wide, perpetual license, with the right to grant sublicenses, under Patent Rights containing claims directed to methods of making or using chimeric mouse tumor models, DC tumor models or HIM models, to the extent such methods are invented by or on behalf of OSI or its Affiliates through use of the AVEO Platform Intellectual Property (“Model Improvements”).

ARTICLE XI

DISPUTE RESOLUTION

11.1 Seeking Consensus. If any dispute arises out of, in connection with or related to this Agreement, including disputes over the interpretation, performance, enforcement or breach of this Agreement, including any dispute that is not within the jurisdiction of the JSC (a “Dispute”), then upon the written request of either Party, the matter shall be referred to the Chief Executive Officer of OSI and the Chief Executive Officer of AVEO, who shall meet in a good faith effort to resolve the dispute within thirty (30) days. If the Parties’ respective Chief Executive Officers cannot agree on a resolution of the Dispute within such thirty (30) day period, then it shall be resolved pursuant to the remaining provisions of this Article XI.

11.2 Arbitration, Rules and Place. Any Dispute not resolved pursuant to Section 11.1 may be referred by either Party to final and binding arbitration in accordance with the remainder of this Article XI by written notice to the other Party. Any such Dispute shall be resolved by final and binding arbitration by a single arbitrator in New York, New York under the auspices and administration of JAMS and pursuant to the JAMS Comprehensive Arbitration Rules and Procedures. The arbitration hearing shall commence within four months of the demand for arbitration. Each Party shall have up to five (5) days to present its case, including cross examination of the other Parties’ witnesses. In no event shall the arbitrator be authorized to assess multiple or punitive damages in the award. However, the arbitrator may provide in the award for reasonable attorneys’ fees to the prevailing Party.

11.3 Injunctive Relief. Provided a Party has made a sufficient showing, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief. Notwithstanding the foregoing or any other provision of this Article XI, the Parties shall have the right to request one or more provisional equitable remedies from a court of competent jurisdiction in aid of arbitration.

11.4 Payment and Enforcement of Awards. Any monetary award shall be paid in U.S. dollars free of any tax, deduction or offset; and any reasonable legal fees and costs incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement. Each Party agrees that any award may be entered in a court of competent jurisdiction, if necessary, to its enforcement.

11.5 Confidentiality. The JAMS proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any Dispute submitted to JAMS, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

11.6 Waiver. By agreeing to binding arbitration, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute were determined by a litigation in court, including the right to seek or obtain certain types of damages precluded by the arbitration procedures set forth in this Article XI, the right to a trial by jury, and the right to invoke formal rules of procedure and evidence.

11.7 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction.

12.2 Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision. No delay or omission by a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder shall operate as a waiver of any right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

12.3 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address specified in this Section 12.3 and shall be: (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; or (c) sent via a reputable nationwide overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is on a Business Day; otherwise, on the next Business Day following such transmission).

If to AVEO, to:	AVEO Pharmaceuticals, Inc. 75 Sidney Street, Fourth Floor Cambridge, MA 02139 Attention: Chief Business Officer Telephone: 617-299-5950 Facsimile: 617-995-4995

with a copy to:	AVEO Pharmaceuticals, Inc. 75 Sidney Street, Fourth Floor Cambridge, MA 02139 Attention: Legal Department Telephone: 617-299-5000 Facsimile: 617-995-4995

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attention: Steven Singer Telephone: 617-526-6410 Facsimile: 617-526-5000

If to OSI, to:	OSI Pharmaceuticals, Inc. 41 Pinelawn Road Melville, NY 11747 Telephone: (631) 962-2000 Facsimile: (631) 752-3880 Attention: General Counsel

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

12.4 Entire Agreement; Amendment. This Agreement (including Schedules) contains the complete understanding of the Parties with respect to the development, manufacture and commercialization of Royalty-Bearing Products and supersedes all prior understandings and writings relating to such subject matter. In particular, it supersedes and replaces the Original Agreement and the Confidentiality Agreement dated February 11, 2007 between the Parties and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Original Effective Date. No amendment, change or addition to this Agreement will be effective or binding on either Party unless reduced to writing and duly executed on behalf of both Parties.

12.5 Headings. Headings in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

12.6 Severability. If any provision of this Agreement is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any applicable Law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.7 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement, in whole or in part: (a) to any of its respective Affiliates; provided that the assigning Party shall remain jointly and severally liable with such Affiliate in respect of all obligations so assigned and such Affiliate has acknowledged and confirmed in writing that effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were a party to it as and to the identical extent applicable to the transferor, (b) to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets to which this Agreement relates (an “M&A Event”); provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the assigning party, or (c) OSI may assign its rights and obligations with respect to a Royalty-Bearing Product, provided that the assignee agrees in writing to be bound by the terms of this Agreement as if it were, with respect to such assigned Royalty-Bearing Product, OSI. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party in connection with an M&A Event, such assignment shall not provide the non-assigning Party with rights or access to any intellectual property or technology of the acquirer of the assigning Party.

12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.9 Force Majeure. No Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and no Party shall be deemed in breach of its obligations, if such failure or delay is due to a natural disaster, explosion, fire, flood, tornadoes, thunderstorms, earthquake, war, terrorism, riots, embargo, losses or shortages of power, labor stoppage, substance or material shortages, damage to or loss of product in transit, events caused by reason of laws of any Governmental Authority, events caused by acts or omissions of a Third Party, or any other cause reasonably beyond the control of such Party.

12.10 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party other than an AVEO Indemnitee or OSI Indemnitee under Section 8.4. No such Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

12.11 Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other, except as expressly provided in this Agreement. Neither Party shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said other Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship under this Agreement of each Party to the other Party shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint venturers between the Parties.

12.12 Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations and shall guarantee performance of this Agreement by its Affiliates. If any disagreement arises out of the performance of this Agreement by an Affiliate of a Party, or the alleged failure of an Affiliate or the alleged failure of an Affiliate to comply with the conditions and obligations of this Agreement, the Party seeking to resolve such dispute shall have the right do so directly with the other Party, without any obligation to first pursue an action against, or recovery from, the Affiliate which is alleged to have caused a breach of this Agreement.

12.13 Construction. Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement, and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) wherever used, the use of any gender will be applicable to all genders, (b) the word “or” is used in the inclusive sense (and/or), (c) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (d) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, (e) the words “herein”, “hereof” and hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (f) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import.

12.14 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT WITH RESPECT TO THIRD PARTY CLAIMS, OR WITH RESPECT TO THE INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION.

12.15 Restriction on Employment.

(a) During the Research Program Term and for a period of [**] years thereafter, OSI and its Affiliates agree not to hire or retain any employee of AVEO, or to solicit or induce any employee of AVEO to terminate his or her employment or other relationship with AVEO; provided that, such restriction shall not apply to (i) any employee for whom AVEO has provided prior written consent to OSI to hire or retain, (ii) any employee of AVEO which AVEO has terminated prior to such solicitation, inducement, employment or retention by OSI or (iii) any employee of AVEO whose employment has been terminated (other than as set forth in subsection (ii)) for a period of at least [**] months prior to the date of such solicitation, employment or retention.

(b) During the Research Program Term and for a period of [**] years thereafter, AVEO and its Affiliates agree not to hire or retain any employee of OSI, or to solicit or induce any employee of OSI to terminate his or her employment or other relationship with OSI; provided that, such restriction shall not apply to (i) any employee for whom OSI has provided prior written consent to AVEO to hire or retain, (ii) any employee of OSI which OSI has terminated prior to such solicitation, inducement, employment or retention by AVEO or (iii) any employee of OSI whose employment has been terminated (other than as set forth in subsection (ii)) after a period of at least [**] months prior to the date of such solicitation, employment or retention.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

OSI PHARMACEUTICALS, INC.		AVEO PHARMACEUTICALS, INC.

BY:	/s/ Colin Goddard	BY:	/s/ Tuan Ha-Ngoc

TITLE:	CEO	TITLE:	President

DATE:	July 16, 2009	DATE:	7-16-09

Schedule 1.9

Bioinformatics Data

[See attached excel spread sheet]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. A total of two pages were omitted.

Schedule 1.10

AVEO Bioinformatics Tools

[**]

Schedule 1.15

[**] Index

[**]

Schedule 1.44

[**] Models

[**]

Schedule 1.47

Excluded Targets

[**]

Schedule 1.91

Pre-Selected Antibody Targets

[**]

Schedule 3.5(d)(iii)

Source Code Documentation

•	User documentation (FAQ, help, training).

•	Administrative documentation for maintenance and troubleshooting.

•

Code documentation, to include in-line commenting and a reference guide that provides a layout to the overall organization of the code base, detailing which application tools are used and where, the methods and functions utilized and the details of how interfaces are implemented between the application tools.

•	Code should not be obfuscated and should be readable by a developer who is familiar with the environment used.

Schedule 8.2(f)

Third Party Licenses

Subject	Third Party	Use	Up-front	Annual	License
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]
[**]

Notes:

1.	The up-front and annual amounts shown are amounts actually paid by AVEO, which do not necessarily represent current or future costs for corresponding licenses.

2.	Whether a given license is necessary for making or using any given model will depend on factors such as: [**]

3.	When human tissue is obtained from a hospital or clinic, availability may depend on IRB approval at the supplying institution.

Schedule 10.2(c)

Propagatable Tumor Archives

[**]

Schedule 10.4(a)

Tech Transfer Plan

[**]

Schedule 10.5

AVEO Existing Programs

1.	AV-951 (triple VEGFR inhibitor)

2.	AV-412 (irreversible [**] inhibitor)

3.	AV-299 (HGF/c-Met inhibitor)

4.	AV-368 (and all related [**] inhibitors)

5.	AV-203 (and all related ErbB3 inhibitors)

6.	AV-370, AV-369, AV-325, AV-371 (and all related [**] inhibitors)

7.	AV-323, AV-232, AV-353 (and all related [**] inhibitors)

8.	[**]